Exhibit 99.6

575 Lexington Avenue, New York, New York 10022

Tel: 212.906.9400 Fax: 212.935.5935

Appraisal of

Peak at Vinings

100 Woodbridge Drive

Atlanta, Georgia 30339

January 28, 2013

Ms. Lisa Cohn

Executive Vice President

Fox Partners II

c/o AIMCO

4582 South Ulster Street, Suite 1100

Denver, CO 80237

Re:	Appraisal of Peak at Vinings

100 Woodbridge Drive

Atlanta, Georgia 30339

KTR No. 12-1-00362 (A)

Dear Ms. Cohn:

In accordance with our agreement dated December 20, 2012, KTR Real Estate Advisors LLC (“KTR”) has performed an Appraisal of the above-referenced property and has communicated the results in the attached Self-contained Appraisal Report. The purpose of this appraisal is to determine the Market Value of the Leased Fee Interest in the subject property as of January 18, 2013, the date of inspection.

Situated as noted, the subject property consists of a 22.00-acre site improved with a 280-unit gated garden-style apartment complex. The subject was developed in 1981 and underwent a major renovation between 2008 and 2009. It contains 272,390 square feet of rentable area. Additional site improvements include a clubhouse with business center, meeting room, kitchen/gaming area, fitness center, swimming pool and mature landscaping. The property is operating at stabilized occupancy and is in good physical condition. The subject property is more fully described, legally and physically, within the attached report.

Based on the analysis contained in the attached report, the Market Value of the Leased Fee Interest in the subject property free and clear of financing, as of January 18, 2013 is:

THIRTY FOUR MILLION SIX HUNDRED THOUSAND DOLLARS

($34,600,000)

The attached report, in its entirety, including all assumptions and limiting conditions, which is an integral part of, and inseparable from, this transmittal letter, contains the data, information, analyses and calculations upon which the value conclusion indicated herein are based. The report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

575 Lexington Avenue, New York, NY 10022

TEL 212.906.9400 • FAX 212.935.5935

Fox Partners II Peak at Vinings January 28, 2013 Page 2

It has been a pleasure to be of service to you. Please do not hesitate to call either Terence Tener at (212) 906-9403 or Thomas Tener at (212) 906-9499 with any questions you may have regarding our assumptions, observations or conclusions.

Respectfully submitted, KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA Managing Partner	By:	Thomas J. Tener Managing Partner

By:	Shaun Kest Appraiser

Peak at Vinings	January 28, 2013
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INTRODUCTION
Title Page
Letter of Transmittal
Table of Contents	i
Certificate of Appraisal	ii
Basic Assumptions and Limiting Conditions	iii
Subject Property Photographs	v
Location Map	vi

PREMISES OF THE APPRAISAL
Summary of Salient Facts and Conclusions	1
Property Identification	2
Sales History	2
Purpose and Scope of the Appraisal	2
Definition of Market Value	3
Property Rights Appraised	3
Intended Use and User	3
Exposure Time	4

PRESENTATION OF DATA
Regional and Area Analysis	5
Neighborhood Analysis	9
Site Analysis	11
Improvement Analysis	14
Zoning Analysis	17
Real Estate Assessments and Taxes	19
Apartment Market Analysis	20

ANALYSIS OF DATA AND CONCLUSIONS
Highest and Best Use	31
Valuation Process	32
Income Capitalization Approach	34
Sales Comparison Approach	43
Reconciliation and Final Value Conclusion	52

ADDENDA
Additional Subject Property Photographs
Submitted Information
Qualifications of the Appraiser

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Peak at Vinings	January 28, 2013
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CERTIFICATE OF APPRAISAL

We, Terence Tener, MAI, ASA, Thomas J. Tener and Shaun Kest certify that to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct.

The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

Shaun Kest has made a personal inspection of the property that is the subject of this report.

Terence Tener, MAI, ASA and Thomas J. Tener have not made a personal inspection of the property that is the subject of this report.

This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.

The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

As of the date of this report, Terence Tener, MAI, ASA has completed the continuing education program of the Appraisal Institute.

Thomas J. Tener has been certified to transact business in Georgia as a Real Estate General Appraiser (License No. 343948).

Terence Tener, MAI, ASA, Thomas J. Tener and Shaun Kest have extensive experience in the appraisal of similar properties.

We have not performed an appraisal and appraisal consulting services regarding the subject property within the three-year period immediately preceding this assignment.

KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Thomas J. Tener	By:	Shaun Kest
	Managing Partner		Managing Partner		Appraiser

KTR Real Estate Advisors LLC

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BASIC ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report is subject to the following assumptions and limiting conditions:

1.	No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

2.	The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3.	Responsible ownership and competent property management are assumed.

4.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5.	All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6.	It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.

9.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12.	Unless otherwise stated, possession of this report, or a copy thereof, does not carry with it the right of publication.

13.	The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

14.	Unless otherwise stated, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.

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15.	Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser’s inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, he did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

17.	Former personal property items such as kitchen and bathroom appliances are now either permanently affixed to the real estate or are implicitly part of the real estate in that tenants expect the use of such items in exchange for rent and never gain any of the rights of ownership. Furthermore, the intention of the owners is not to remove the articles which are required under the implied or express Warranty of Habitability. The accounting for the short-lived nature of such items is reflected in a reserves for replacement expense category.

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SUBJECT PROPERTY PHOTOGRAPHS

View of typical building

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LOCATION MAP

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SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Date of Value	January 18, 2013

Date of Inspection	January 18, 2013

Property Name	Peak at Vinings

Property Address	100 Woodbridge Drive
Atlanta, Georgia 30339

Property Location	North side of Mt. Wilkinson Parkway (where the street dead ends), in an unincorporated section of the City of Atlanta, Georgia.

Tax Identification	17-0910-0-006-0.

Purpose of the Appraisal	The purpose of the appraisal is to estimate the market value of the Leased Fee Interest in the subject property as of the date of value.

Site Size	Irregular shaped site that contains a total of 22.00 acres

Zoning	RM – 12 (Residential)

Improvements	A 280-unit gated garden apartment complex completed in 1981 with 14 apartment buildings, a clubhouse with business center, meeting room, kitchen/gaming area, fitness center, swimming pool and mature landscaping. It is noted that there was a major renovation spanning between 2008 and 2009 upgrading all of the units and amenities at the property. The property is operating at stabilized occupancy and is in good physical condition.

2012 Assessed Value	$8,948,312

Highest and Best Use
As If Vacant	Residential development.
As Improved	Continued use of the existing improvements.

VALUATION INDICATIONS
Income Capitalization	$34,600,000
Stabilized NOI	$1,992,038
Cap Rate	5.75%
Value per Unit	$123,581
Value per Sq Ft	$127.02
Sales Comparison	$35,000,000
Value per Unit	$125,000
Value per Sq Ft	$128.49
Cost Approach	N/A
APPRAISED VALUE	$34,600,000
Value per Unit	$123,581
Value per Sq Ft	$127.02

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 2

PREMISES OF THE APPRAISAL

Identification	The subject property consists of the land and improvements at 100 Woodbridge Drive within an unincorporated area of Atlanta, Cobb County, Georgia. The Cobb County Assessor identifies the property as Tax Parcel Identification Number 17-0910-0-006-0. The property consists of a 22.00- acre site improved with 280-unit apartment complex known as Peak at Vinings.

Sales History of the Subject Property	According to public records, the current owner of the subject property is Peak at Vinings LLC, who has owned the property since October 2009 when it was transferred from Century Properties Fund XIX for $20,325,000. It is noted that the recent sale included the adjacent property, Lakeside at Vinings and was a related transfer. We are not aware of any transfers of ownership within the three-year period prior to the effective date of value. It is our understanding that the subject property is not being listed for sale and we are not aware of any contracts of sale pending as of the date this report was prepared.

Purpose and Scope of the Appraisal	The purpose of the appraisal is to estimate the market value of the subject property as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.

According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In the appraisal, we have:

1. Inspected the subject property and its environs.
2. Reviewed demographic and other socioeconomic trends pertaining to the city and region.
3. Examined regional apartment market conditions, with special emphasis on the subject’s submarket.
4. Investigated lease and sale transactions involving comparable properties in the influencing market.

5.      Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

6. Utilized appropriate appraisal methodology to derive estimates of value.
7. Reconciled the estimates of value into a single value conclusion.

KTR Real Estate Advisors LLC

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Definition of Market Value

The definition of Market Value used in this appraisal report is taken from the Appraisal Institute’s The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

“The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sales, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1. Buyer and seller are typically motivated;
2. Both parties are well informed or well advised and acting in what they consider their best interests;
3. A reasonable time is allowed for exposure in the open market;
4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.”

Property Rights Appraised

The interest being appraised is the Leased Fee Interest. Leased Fee Interest is defined in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

“An ownership interest where the possessory interest has been granted to another party by creation of a contractual landlord tenant relationship, i.e. a lease. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.”

Intended Use and Intended User	The intended user of the report is Fox Partners VII. It is understood that this appraisal will be utilized by the intended user as an aid in asset evaluation and financial reporting. All others reading or relying on this appraisal are considered unintended users. The appraisal cannot be used for any other reason than that stated above. The appraisers are not responsible for unauthorized use of this report.

This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-Contained Report format as set forth under Standards Rule 2-2 of the USPAP.

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Exposure Time	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

“1. The time a property remains on the market.

2. The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.”

Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however, conventional sources of capital is somewhat limited and mortgage underwriting has remained conservative with a greater level of equity required to obtain financing in comparison to the period leading up to September 2008. These factors have impacted sales activity for most types of investment grade real estate.

We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the PwC Real Estate Investor Survey Fourth Quarter 2012, which indicates that marketing times for apartment properties in the national market range from none to 18 months. The average marketing time equates to 5.1 months, down slightly from 5.2 months reported one year ago. In addition, the PwC Survey indicates that marketing time for apartment properties in the Southeast Region range from one to 18 months. The average marketing time equates to 6.5 months, down slightly from 6.7 months reported one year ago. This marketing period is supported by data in the local market.

We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most weight as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months.

KTR Real Estate Advisors LLC

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Atlanta, Georgia	Page 5

REGIONAL ANALYSIS

Overview	The subject is located in Cobb County which is part of the Atlanta-Sandy Springs-Marietta Metropolitan Statistical Area (MSA). The MSA is comprised of 28 counties including Barrow, Bartow, Butts, Carroll, Cherokee, Clayton, Cobb, Coweta, Dawson, DeKalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett, Haralson, Heard, Henry, Jasper, Lamar, Meriwether, Newton, Paulding, Pickens, Pike, Rockdale, Spalding and Walton. The Atlanta metropolitan area is located in north central Georgia in the foothills of the Appalachian Mountains. Once a rail hub in the mid-nineteenth century, Atlanta is now the major distribution, trade and financial center of the southeastern United States.

During the 1980s, Atlanta enjoyed high levels of growth, reaching new levels of social and economic diversity. Much of the momentum built in the 1980s, however, was lost during the recessionary period of the early 1990s and the region suffered its first year-over-year job loss since the mid-1970s. Growth returned in 1992 and Metropolitan Atlanta enjoyed another period of substantial growth in jobs, population, households and personal income. The rate of growth surpassed that of the United States as a whole during this period. The geographic expansion and decentralization of metropolitan areas is perhaps best exemplified by the evolution and development of the Atlanta metropolitan area. Much of the region’s growth has been concentrated in the area north of the City’s downtown from I-75 to I-85. When built in the 1970s, the I-285 beltway defined the northern boundary with the Perimeter neighborhood and mall named to reflect at the time this edge location. Since then, the continued push north has been dramatic particularly along the region’s extensive expressway network.

Population	The population of the MSA has grown steadily since 1980 at rates exceeding the State of Georgia as a whole. In fact, approximately 70.0% of the State’s population growth has occurred within the MSA. This trend is projected to continue over the next five years. The Atlanta MSA, with the addition of 1.0+ million new residents was the nation’s fastest growing MSA since 2000. Population estimates for Cobb County as of 2012 were 700,521, indicating an average annual increase of 1.27% over the 2000 population of 607,746. The County’s population is forecast to increase at a slightly slower pace through 2017 to 737,098. The rate of growth in the County has been less than the MSA and State. Population growth has been concentrated in Counties outside the beltway along major interstates such as Forsyth, Newton, Henry, Barrow, Cherokee, Walton, Dawson, Douglas and Pickens. The following table details historic and projected population trends for the County, MSA and the State.

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POPULATION TRENDS

				Average Annual Growth
	2000 Census	2012 Estimate	2017 Projection	2000 - 2012	2012 -2017
Cobb County	607,746	700,521	737,098	1.27%	1.04%
Atlanta MSA	4,247,984	5,405,084	5,809,570	2.27%	1.50%
Georgia	8,186,384	9,890,616	10,479,874	1.73%	1.19%

Source: DemographicsNow.com; Compiled by KTR

Economic Overview

According to the United States Bureau of Labor Statistics, the MSA’s total civilian labor force was 2,743,100 as of October 2012. The non-farm labor force as of October 2012 was 2,354,200. The unemployment rate stood at 8.2% as of October 2012, lower than the State and above the National unemployment rate of 8.7% and 7.9%, respectively. Unemployment in the MSA is down from 9.4% one year ago.

The MSA is ranked third after New York and Houston as a Fortune 500 headquarter city. Numerous major companies have made Atlanta their headquarters including The Coca-Cola Company, Home Depot and the United Parcel Service. AT&T (formerly Bell South), Delta Airlines, Turner Broadcasting and Cox Enterprises also have a large presence in the area.

A majority of the MSA’s work force is employed in the Trade, Transportation and Utilities, Services, and Government sectors. Total employment in the MSA increased by 1.5% or 34,400 jobs over the past year. The Construction sector has been hit the hardest over the past year with a decrease of 3.7%. The following table illustrates the diversification of the Atlanta MSA’s work force as of October 2012, the most recent information available at the time of the report.

ATLANTA-SANDY SPRINGS-MARIETTA MSA WORK FORCE BY INDUSTRY – AS OF OCTOBER 2012

Industry Category	Number Employed (In Thousands)	12-Month Percent Change
Mining and Logging	1.3	0.0%
Construction	86.9	-3.7%
Manufacturing	152.6	3.3%
Trade, Transportation and Utilities	547.6	3.5%
Information	79.0	0.4%
Financial Activities	134.3	-3.3%
Professional and Business Services	423.1	3.4%
Educational and Health Services	300.4	2.3%
Leisure and Hospitality	223.6	0.7%
Other Services	93.8	1.2%
Government	311.6	-1.6%

Total Nonfarm Employment	2,354.2	1.5%

Source: Bureau of Labor Statistics; Compiled by KTR

Income	According to DemographicsNow.com, the 2012 average household income in Cobb County was $88,590 indicating an average annual increase of 1.70% over the 2000 average of $73,549. The average household income

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is projected to reach $96,214 in 2017, a projected average annual increase of 1.72%. The County’s average household income growth was below the MSA and State between 2000 and 2012. This trend is projected to continue over the next five years. The County’s median household income grew at a slower pace increasing from $58,562 to $62,478 between 2000 and 2012 indicating an average annual increase of 0.56%. The median household income is projected to reach $71,913 in 2017 indicating an average annual increase of 3.02%. The County’s median household income growth was less than the MSA and State between 2000 and 2012, however, it is projected to growth is at a faster rate than both over the next five years. The average, median and per capita household incomes (2000 census, 2012 estimates and 2017 projections) for Cobb County, the Atlanta MSA and Georgia are presented in following table:

INCOME TRENDS

Category	2000 Census	2012 Estimates	2017 Projections	Avg. Annual Growth 2000 - 2012	Avg. Annual Growth 2012 - 2017
Average HH Income
Cobb County	$73,549	$88,590	$96,214	1.70%	1.72%
Atlanta MSA	$66,875	$81,219	$90,067	1.79%	2.18%
Georgia	$56,611	$69,537	$77,310	1.90%	2.24%
Median HH Income
Cobb County	$58,562	$62,478	$71,913	0.56%	3.02%
Atlanta MSA	$51,888	$57,247	$65,855	0.86%	3.01%
Georgia	$42,783	$48,611	$55,278	1.14%	2.74%
Per Capita Income
Cobb County	$27,531	$33,234	$36,177	1.73%	1.77%
Atlanta MSA	$24,467	$29,455	$32,746	1.70%	2.23%
Georgia	$20,790	$25,737	$28,682	1.98%	2.29%

Source: DemographicsNow.com; Compiled by KTR

Transportation	Atlanta is at the hub of major highways and interstates connecting it with all major areas within the MSA and with all surrounding regions. Three major interstates, I-20, I 75 and I 85 converge in downtown Atlanta which is circled by I-285. MARTA operates bus and rail service in Dekalb and Fulton Counties with service to Downtown, Midtown, Buckhead and the Central Perimeter submarkets. The Hartsfield-Jackson International Airport is situated on the south side of the city, just inside the beltway. More than 1,300 flights on average leave daily to nearly 165 cities in the U.S. and 85 foreign cities making Hartsfield-Jackson the world’s top airport in passenger traffic.

Conclusion	The Atlanta region benefits from its diverse economy, concentration of quality colleges and universities and high–tech infrastructure. The area has begun to rebound from the national recession with job increases in most industries. Given the regions location, transportation network, diverse and highly educated workforce, the region has good potential for growth over the long-term.

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Atlanta, Georgia	Page 8

REGIONAL MAP

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NEIGHBORHOOD ANALYSIS

Overview	The subject property is located in an unincorporated suburban neighborhood within the City of Atlanta. Atlanta is the state capital and represents the most populous city in Georgia and is the third largest city in the United States. Atlanta today is the major economic center for the southeast region with a large presence of Fortune 500 companies. Atlanta is at the hub of major highways and interstates and is home to the world’s top airport in passenger traffic making it a major transportation hub for the United States.

Population	The population in the subject’s zip code (30339) grew at an annual rate of 1.12% from 2000 to 2012, slower than the growth rate of Cobb County and the State of Georgia. DemographicsNow.com projects that the growth in the subject’s zip code will continue at a slightly slower pace through 2017. The following table illustrates the population statistics for the 30339 zip code, Cobb County and the State of Georgia from 2000 through 2017.

HISTORICAL POPULATION AND PROJECTIONS

				Average Annual Growth
	2000 Census	2012 Estimate	2017 Projection	2000 - 2012	2012 - 2017
30339 Zip Code	17,849	20,248	21,142	1.12%	0.88%
Cobb County	607,746	700,521	737,098	1.27%	1.04%
Georgia	8,186,384	9,890,616	10,479,874	1.73%	1.19%

Source: DemographicsNow

Income	According to DemographicsNow.com, the 2012 average household income in the subject’s zip code was $94,868 indicating an average annual increase of 1.38% over the 2000 average of $81,391. The average household income is projected to reach $102,571 in 2017, a projected average annual increase of 1.62%. The subject’s zip code median household income grew at a slower pace increasing from $57,546 to $60,170 between 2000 and 2012 indicating an average annual increase of 0.38%. The median household income is projected to reach $67,823 in 2017 indicating an average annual increase of 2.54%. The subject’s zip code per capita household income increased from $44,287 to $52,888 between 2000 and 2012 indicating an average annual increase of 1.62%. The per capita household income is projected to reach $56,403 in 2017 indicating an average annual increase of 1.33%. The average, median and per capita household incomes (2000 census, 2012 estimates and 2017 projections) for the subject’s zip code are presented in following table:

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INCOME TRENDS

				Average Annual Growth
	2000 Census	2012 Estimate	2017 Projection	2000 -2012	2012 -2017
Average HH Inc.	$81,391	$94,868	$102,571	1.38%	1.62%
Median HH Inc.	$57,546	$60,170	$67,823	0.38%	2.54%
Per Capita HH Inc.	$44,287	$52,888	$56,403	1.62%	1.33%

Source: DemographicsNow.com; Compiled by KTR

Transportation	The subject neighborhood is well served by an extensive highway system including I-75 and I-285. Several secondary thoroughfares also traverse the immediate area and include Cumberland Parkway and Paces Ferry Road. Bus service is available via the 12 Howell Mill /Cumberland line.

Surrounding Improvements	Surrounding improvements consist of gated garden style apartment complexes and some commercial uses.

Conclusion	The subject neighborhood is considered to be an attractive residential location because of its excellent highway access and proximity to Atlanta’s Central Business District.

NEIGHBORHOOD MAP

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Atlanta, Georgia	Page 11

SITE ANALYSIS

Location	North side of Mt. Wilkinson Parkway, in an unincorporated section of the City of Atlanta, Georgia. Woodbridge Drive is the interior street within the development The physical address of the property is 100 Woodbridge Drive, City of Atlanta Georgia.

Site Area	22.00 acres, which equates to 958,320 square feet.

Street Frontage	The subject has frontage along the north side of Mt. Wilkinson Parkway.

Topography	The site slopes upward from the Mt. Wilkinson Parkway frontage.

Shape	The parcel is irregularly shaped. The size, shape, and configuration of the subject property provide a functional layout, which is similar to competitors.

Excess/Surplus Land	Traffic circulation throughout the property and an adequate number of parking spaces is provided on concrete paved drives and surface lots. The building setbacks allow for landscaped buffers, similar to surrounding properties. There does not appear to be excess or surplus land.

Utilities	All customary municipal services and utility hookups are provided.

Soil Information	No adverse conditions were readily apparent.

Flood Information	The subject property is situated in Flood Zone “X”, which is an area outside of the 100-year flood plain, according to the FEMA Map 13067C0227G, dated December 16, 2008.

Easements and Encroachments	No title report or survey showing the location of easements was provided in connection with this assignment. Thus, it is not possible to make a definitive conclusion regarding any potential impacts on value of the location of any such easements or encroachments. Visual observations of the site revealed no adverse easements or encroachments. It appears as though the subject is encumbered by utility and access easements typical of a developed site. It is specifically assumed that any easements, restrictions or encroachments that might appear against the title would have no adverse impact on marketability or value.

Environmental	No readily observable adverse environmental site conditions were noted. No environmental reports were provided for review.

Accessibility/Visibility	Ingress and egress to the property is via the Mt. Wilkinson Parkway frontage. Accessibility of the site is good. The buildings are at street grade and visible to passing traffic.

Improvements	There are 14 apartment buildings, clubhouse with business center, meeting room, kitchen/gaming area, fitness center, swimming pool and mature landscaping.

Conclusions	The site attributes are well suited for the existing development and use.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 12

SITE MAP

Mission Ridge Ct
3000
Mission Ridge Ln
Cumberland Club Dr
Loftview
Sq
Seven Pines Ct
Seven Pines Ln
Wood Ridge Dr
100
Wood Ridge Ct
Mount Wilkinson Pkwy
Pinhurst Dr
100
Scenic View Dr
100
3383
3389
3395
2800

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 13

FLOOD MAP

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 14

IMPROVEMENT ANALYSIS

Year Built/Renovated	The facility was completed in 1981 as a gated garden-style apartment complex. There was a major renovation of the subject between 2008 and 2009 that upgraded all of the units and the amenities.

Layout & Configuration	The complex consists of 280 apartment units within 14 apartment buildings and contains 272,390 square feet of rentable area. The buildings are sited along internal drives that are integrated with the parking lots. In addition, the property also contains a clubhouse with business center, meeting room, kitchen/gaming area, fitness center and swimming pool.

Leasable Area/Unit Mix	The following chart summarizes the unit mix and sizes of the various floor plans at the subject property as indicated by a review of client provided rent roll data and floor plans.

UNIT MIX AND FLOOR AREAS

Type	Mix	Size	Total Area
1 Bed/1 Bath	50	705	35,250
1 Bed/1 Bath	90	850	76,500
2 Bed/2 Bath	90	1,111	99,990
2 Bed/2 Bath	50	1,213	60,650
Totals/Averages	280	973	272,390

Source: Client provided rent roll data and floor plans; compiled by KTR

Floor Plans	As indicated, the property offers a variety of one-and two-bedroom floor plans. Each floor plan provides a living room off a small entry foyer and dining room off the kitchen area. Washer and dryers are provided in all of the units. In addition each unit has a private balcony.

EXTERIOR

Structure	The foundations consist of reinforced concrete slabs, poured on grade. Structural framing is wood stud walls with interior gypsum-clad drywall.

Floors	The floors are constructed of engineered wood trusses. The ceiling heights are approximately 10 feet.

Walls	The exterior of the buildings are vinyl siding and brick.

Windows	Individual unit windows are double pane glass set in aluminum frames. Entry doors are metal set in wood frames. Glass doors provide access to the balconies.

Roof	The buildings have single pitched roofs with composition shingles.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 15

INTERIOR FINISHES
Walls and Ceilings	Textured and painted drywall.

Flooring	Flooring consists of carpeting, wood and tile.

Kitchens	Typical appliance package consisting of a refrigerator/freezer, full-size electric range with oven, microwave and dishwasher. Cabinets are wood and countertops are granite.

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs have a ceramic tile wainscoting.

Unit Amenities	All of the units have washers/dryers, walk-in closets and balconies. Some of the units have a fireplace and built in dry or wet-bars.

MECHANICAL
SYSTEMS HVAC	Air and heat is provided by individual split systems with exterior condensers. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment has a separate panel.

Plumbing	Apartment-grade plumbing systems are installed. Each unit is serviced by an electric water heater.

Fire Protection	The subject property is not equipped with a fire sprinkler system. The apartments are fit with smoke detectors.

ANCILLARY AREAS
Landscaping	Landscaping is of mature vegetation. Native trees and shrubs are plentiful throughout the common areas and between buildings. Seasonal color is provided in beds along the main entrance points and near the pool and office area.

Parking	The internal drive incorporates the surface parking lots. There are an adequate number of parking spaces provided. The drives and parking lots are concrete paved.

Recreational Amenities	A clubhouse with business center, meeting room, kitchen/gaming area, fitness center, swimming pool and mature landscaping. In addition, the property has shared amenities with the 2 adjacent sister properties providing additional swimming pools, fitness center, a golf simulator, movie screening room, billiards/game rooms, massage room, wine tasting room, barbeque areas, putting green and a tennis court.

FF&E
Personal Property	The subject property has office furnishings at the clubhouse, clubhouse furniture and various chairs and tables for the pool deck. Kitchen appliances are considered personal property. The FF&E is similar to competitive properties.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 16

CONDITION/MAINTENANCE

Exterior	Good condition. Overall maintenance appears adequate.

Roof	Good condition.

Interiors	Good condition. Overall maintenance appears adequate.

Common Area Amenities	Good condition. Overall maintenance appears adequate.

Sidewalks & Paving	Good condition. Overall maintenance appears adequate.

Landscaping	Good condition. Overall maintenance appears adequate.

Environmental Conditions	No readily observable adverse conditions were noted during the site visit.

ELEMENTS OF DEPRECIATION

Based on our field inspection, we note that some elements of depreciation are present at the subject property.

Physical Deterioration	The overall physical condition is average with adequate maintenance levels. Physical deterioration is primarily limited to general aging and normal wear and tear. No material elements of deferred maintenance were noted during the appraiser’s inspection of the property. Carpet and mechanical equipment in the individual units are updated and/or replaced on an as-needed basis. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 50 years. The actual age of the property is 32 years. As a result of on-going maintenance and the recent renovations, the effective age is estimated to be less than the actual age.

Capital Improvements Functional Obsolescence

No major capital improvements are planned in the near term.

The subject property’s design, systems and floor plans are consistent with traditional garden style apartment complexes. The property has operated at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy and market acceptance. Considering these factors, no adjustment for functional obsolescence is required.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the property and is usually incurable. No site-specific external obsolescence was noted.

Conclusions	The subject improvements have adequate functional utility, conforms well to the general character of the neighborhood and is generally similar to competitors.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 17

ZONING ANALYSIS

Introduction	According to Cobb County, the subject property is situated in an RM - 12 Residential Multifamily District. The purpose and intent of the RM - 12 District is to provide locations for multifamily residential uses or residentially compatible institutional and recreational uses which are within properties delineated for high density residential and regional activity center categories.

The bulk restrictions in the RM - 12 - Residential Multifamily District are summarized in the following table.

RM - 12 - RESIDENTIAL MULTIFAMILY DISTRICT

RESTRICTION	SIZE
Minimum lot area	80,000 sq. ft
Minimum lot width	75 Feet
Minimum front yards	75 Feet
Minimum side yards	35 Feet
Minimum rear yard	40 Feet
Maximum height	4 stories or 40 Feet
Maximum building coverage	35 Percent
Maximum Units Per Acre	12
Minimum Parking
Multifamily Uses	1.75 spaces per unit

Source: Cobb County Code of Ordinances; Compiled by KTR.

Conclusions	The subject is built to a density of 12.73 units per acre, above the maximum of 12 units per acre. The exact number of parking spaces was not reported to the appraiser; however, according to the zoning department, the number of spaces at the subject meets current requirements. The subject property was constructed prior to the adoption of the RM-12 zoning designation in November 1990. As such, the subject appears to represent a legal and conforming use with a legal and non-complying density.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 18

ZONING MAP

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 19

REAL ESTATE ASSESSMENTS AND TAXES

Overview	According to the Cobb County tax record, the subject property is identified as Parcel Number 17-0910-0-006-0. The taxes are billed annually in July and are paid in October. The taxable value is multiplied by the current tax rate to calculate the taxes payable. Revaluations occur every year. The 2013 assessment has not been released and therefore, the 2012 assessment has been utilized in this report. The subject’s 2012 assessment is shown below.

SUBJECT PROPERTY ASSESSMENT

Land Value	Building Value	Taxable Value
$1,568,160	$7,380,152	$8,948,312

Source: Cobb County Assessor’s Office

Comparable Assessments	Similar properties within the area were surveyed to ascertain the reasonableness of the subject’s current assessment. The subject’s current assessment is $31,958 per unit. The comparables range between $32,451 and $36,719 per unit. The subject’s assessment falls slightly below the comparable range; however, based on discussions with the County Assessor, the assessment appears reasonable and has been processed.

TAX COMPARABLES

Property Name	Tax ID	Taxable Value	Year Built	Assessed Units	Assessment Per Unit
Peaks at Vinings (Subject)	17-0910-0-006-0	$8,948,312	1981	280	$31,958
Lakeside at Vinings	17-0950-0-061-0	$7,315,284	1982	220	$33,251
Views at Vinings	17-0951-0-005-0	$5,841,256	1983	180	$32,451
Magnolia Vinings	17-0818-0-007-0	$14,344,308	1997	400	$35,861
Stonewood Vinings	17-0818-0-002-0	$11,382,945	1997	310	$36,719

Source: Cobb County Assessor, compiled by KTR

Mill Rate	Mill rates have remained relatively stable over the past several years. The 2012 total mill rate applicable for all taxing authorities with jurisdiction over the subject property equates to $30.21 per $1,000 of assessed value. According to the County Assessor, the new mill rate will be published in July 2013.

Real Estate Tax Projection	Future increases in reassessments are expected to reflect annual increases near the anticipated inflation rate during the same period. Tax rates are expected to remain relatively stable. The total amount is anticipated to increase at a rate near the long-term average inflation rate

Tax Calculation	The subject’s real estate tax liability is calculated utilizing the current assessment and the prior year’s tax rate, which equates to $270,328.50. The current tax liability has been adjusted for inflation resulting in a projected tax liability of $278,438, which has been processed in the valuation.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 20

APARTMENT MARKET ANALYSIS

Area Housing Market	According to Red Capital Group, the subject is located in the Vinings area of the Smyrna submarket. Red Capital Group tracks only the Smyrna market as a whole. The immediate area is comprised of gated garden style apartment complexes with approximately 8,300 apartments. Red Capital Group indicates that as of the First Quarter 2012, the most recent data available, the vacancy rate in the submarket was 4.7%, lower than the previous year vacancy rate of 6.8%. The average asking rental rate was $723 per month an increase over the prior year’s estimate which was $704 per month. Additionally, an article published by Property Management Insider in April 2012, indicates that the Vinings area has outperformed the rest of the Atlanta Metro Area since the recession in 2009. In late 2009, at the height of the recession, occupancy in the area dropped to a low of 91.4%, which was still 300 basis points above the entire Metro Area. The article supports Red Capital Group’s current occupancy estimate at 95% and 96%. New construction in the area consists of a 302-unit project called The Heights at Stillhouse Ridge and a 314-unit project called Walton Riverwood. The Heights at Stillhouse Ridge is a luxury mid-rise community which opened in October 2012 and Walton Riverwood is a luxury mid-rise community which is scheduled to open in the Fall of 2013.

Subject Property	The subject’s units have average sizes and finishes consistent with that of the market. According to the December 25, 2012 rent roll, the subject’s contract rent averages $957.16 per month. The one-bedroom units indicate an average rental range between $805.13 and $877.91 per month and the two-bedroom apartments indicate an average rental range between $1,031.27 and $1,118.93 per month.

According to the December 25, 2012 rent roll, there were 15 units vacant. The average asking rents for the one bedroom apartments are $799 per month and the average asking rents for two-bedroom apartments range between $989 and $1,109 per month. Based on conversations with management, the indicated asking rents on the supplied rent roll is low due to the fact that there was reduced leasing activity in the Fourth Quarter of 2012. Management indicated that commencing in late December leasing activity picked up and asking rates continued to rise with reduced availability.

Competitive Set	In order to determine the reasonableness of the subject’s asking rents, a survey of comparable apartment complexes in the market was conducted. The subject competes with a number of properties in the area. All of the properties are in close proximity to the subject and define the range of unit types and rental rates in the market. The information regarding the rent comparables was obtained through physical inspections and direct interviews with rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the comparable properties follow the map.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 21

COMPARABLE RENTAL MAP

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 22

COMPARABLE RENTAL 1	Lakeside at Vinings 100 Pinhurst Drive Atlanta, GA 30339

Units	220

Year Built/Renovated	1982/2008

Occupancy	92.7%

Amenities	Washer/dryer in each unit, kitchens with standard appliances, balcony/patio and walk-in closets. Complex amenities include a business center, movie room, swimming pool and a car care center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.

RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	705	$829	$1.18
1 Bed/1 Bath	850	$929	$1.09
2 Bed/1 Bath	1,111	$1,165	$1.05
2 Bed/2 Bath	1,111	$1,258	$1.13
2 Bed/2 Bath	1,213	$1,179	$0.97
3 Bed/2 Bath	1,415	$1,389	$0.98

Comments	Property is a “sister” property to subject; however, slightly superior. It is noted that the asking rents for this comparable are from the December 25, 2012 rent roll. Based on conversations with management the asking rents for the subject property should be slightly below the asking rents indicated by this comparable.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 23

COMPARABLE RENTAL 2	Magnolia Vinings 2151 Cumberland Parkway Atlanta, GA 30339

Units	400

Year Built	1997

Occupancy	95%-98%

Amenities	Washer/dryer connections, butler’s pantry, walk-in closets, patios/balconies with storage space and kitchens with standard appliances. Complex amenities include a gated entrance, swimming pool, clubhouse with media lounge, tennis courts and fitness center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.

RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	572	$765-$831	$1.34-$1.45
1 Bed/1 Bath	753	$815-$935	$1.08-$1.24
2 Bed/1 Bath	967	$975-1,050	$1.01-$1.09
2 Bed/2 Bath	1,113	$1,015-$1,170	$0.91-$1.05
3 Bed/2 Bath	1,366	$1,200-$1,370	$0.88-$1.00

Comments	Property is located approximately 0.6 mile southwest of the subject property. This property is in similar condition to the subject and is in a similar area.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 24

COMPARABLE RENTAL 3	The District at Vinings 2800 Paces Ferry Road Atlanta, NC 30339

Units	464

Year Built/Renovated	1971/1993

Occupancy	95%

Amenities	Washer/dryer connections in some units, patios/balconies, vaulted ceilings, ceiling fan, kitchens with standard appliances including a dishwasher and walk-in closets. Complex amenities include a laundry room, swimming pool, fitness center, putting green, 3 lakes, a Yoga/Pilates room, picnic areas with grills, walking trails, tennis courts, Dog Park, clubhouse and a business center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 25

RENTAL DATA

Type	Size	Rent	Rent/SF
Studio/1 Bath	703	$849	$1.21
1 Bed/1 Bath	758	$899	$1.19
1 Bed/1 Bath	770	$949	$1.23
2 Bed/2 Bath	1,048	$999	$0.95
2 Bed/2 Bath	1,051	$999	$0.95
2 Bed/2 Bath	1,100	$1,029	$0.94
2 Bed/2 Bath	1,121	$1,029	$0.92
2 Bed/2 Bath	1,288	$1,200	$0.93
3 Bed/2 Bath	1,366	$1,300	$0.95

Comments	Property is located approximately 0.4 miles south of the subject property. This property is in slightly inferior condition to the subject and located in a similar area.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 26

COMPARABLE RENTAL 4	Madison at Vinings Ridge 3200 Post Woods Drive Atlanta, NC 30339

Units	494

Year Built	1977

Occupancy	96%

Amenities	Washer/dryer in all units, patios/balconies, ceiling fan, kitchens with standard appliances, and fireplaces and sunrooms in select units. Complex amenities include a swimming pool, fitness center, sundeck/lounge area, tennis court, jogging trail, picnic areas with BBQ grills, clubhouse and a business center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 27

RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	526	$753-$818	$1.43-$1.56
1 Bed/1 Bath	578	$785-$852	$1.36-$1.47
1 Bed/1 Bath	731-757	$916-$995	$1.21-$1.36
1 Bed/1 Bath	849	$987-$1,071	$1.16-$1.26
2 Bed/1 Bath	1,082	$982-$1,052	$0.91-$0.97
2 Bed/1 Bath	988-1,068	$1,043-$1,120	$0.98-$1.13
2 Bed/1 Bath	965-1,071	$1,068-$1,147	$1.00-$1.19
2 Bed/2 Bath	1,021-1,127	$1,083-$1,163	$0.96-$1.14
2 Bed/2 Bath	1,055-1,135	$1,083-$1,159	$0.95-$1.10
2 Bed/2 Bath	1,184	$1,139-$1,251	$0.96-$1.06
2 Bed/2 Bath	1,308	$1,189-$1,281	$0.91-$0.98
2 Bed/2 Bath	1,335	$1,267	$0.95
2 Bed/2.5 Bath	1,375	$1,114-$1,1196	$0.81-$0.87
3 Bed/2 Bath	1,502	$1,572-$1,611	$1.05-$1.07

Comments	Property is located approximately 0.75 miles northeast of the subject property. It is in similar condition and located in a similar area.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 28

ANALYSIS	The comparable rental properties are all in the vicinity of the subject property. The comparable properties were constructed between 1971 and 1997 with subsequent renovations to most. The units and complex amenities are similar to the subject. The rental rates illustrated by the comparable properties provide a good indication as to the appropriate market rent of the subject property. As noted in the beginning of this section, management indicated that the asking rents on the supplied rent roll are low due to the fact that there was reduced leasing activity in the Fourth Quarter of 2012. Management indicated that commencing in late December leasing activity picked up and asking rates will continue to rise with reduced availability. Additionally, management feels that the asking rents for the subject property should be slightly below the asking rents indicated by Lakeside at Vinings, the adjacent “sister” property.

One-Bedroom Units	The subject property offers two variations of one-bedroom floor plans, ranging between 705 and 850 square feet. The asking rental rates for the subject’s units both being $799 per month or between $0.94 and $1.13 per square foot. The following chart outlines rental rates for similar sized one – bedroom floor plans within the competing apartment properties.

ONE-BEROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment
Subject	705	$799	$1.13	Subject
	850	$799	$0.94	Subject

Lakeside at Vinings	705	$829	$1.18	Slightly Superior
	850	$929	$1.09	Slightly Superior

Magnolia Vinings	572	$765-$831	$1.34-$1.45	Smaller
	753	$815-$935	$1.08-$1.24	Similar

The District at Vinings	758	$899	$1.19	Similar
	770	$949	$1.23	Similar

Madison Vinings Ridge	526	$753-$818	$1.43-$1.56	Smaller
	578	$785-$852	$1.36-$1.47	Smaller
	731-757	$916-$995	$1.21-$1.36	Similar
	849	$987-$1,071	$1.16-$1.26	Similar

Subject Range	705-850	$799	$0.94-$1.13
Comparable Range	526-850	$753-$1,071	$1.08-$1.56

The comparable one-bedroom units range from 526 to 850 square feet with asking rents between $753 and $1,071 per unit or $1.08 to $1.56 per square foot. The comparable properties are all similar to the subject in terms of location and physical characteristics. Based on the asking rents indicated by Lakeside at Vinings, the subject’s asking rents for the 705 square foot units appear reasonable, whereas the asking rents for the 850 square foot units appears low. Considerate of the $30 per month difference between the 705 square foot units at the two properties, an average asking rent of $899 per month has been processed for the 850 square foot.

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 29

Two-Bedroom Units	The subject property offers two variations of the two-bedroom floor plans, which range from 1,111 to 1,213 square feet with asking rents ranging between $989 and $1,109 per month or $0.89 to $0.91 per square foot. The comparable two-bedroom units range in size from 965 to 1,375 square feet and have monthly asking rents ranging from $975 to $1,281 or $0.81 to $1.19 per square foot.

TWO-BEDROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment
Subject	1,111	$989	$0.89	Subject
	1,213	$1,109	$0.91	Subject
Lakeside at Vinings	1,111	$1,165	$1.05	Slightly Superior
	1,111	$1,258	$1.13	Slightly Superior
	1,213	$1,179	$0.97	Slightly Superior
Magnolia Vinings	967	$975-1,050	$1.01-$1.09	Similar
	1,113	$1,015-$1,170	$0.91-$1.05	Similar
The District at Vinings	1,048	$999	$0.95	Similar
	1,051	$999	$0.95	Similar
	1,100	$1,029	$0.94	Similar
	1,121	$1,029	$0.92	Similar
	1,288	$1,200	$0.93	Similar
Madison Vinings Ridge	1,082	$982-$1,052	$0.91-$0.97	Similar
	988-1,068	$1,043-$1,120	$0.98-$1.13	Similar
	965-1,071	$1,068-$1,147	$1.00-$1.19	Similar
	1,021-1,127	$1,083-$1,163	$0.96-$1.14	Similar
	1,055-1,135	$1,083-$1,159	$0.95-$1.10	Similar
	1,184	$1,139-$1,251	$0.96-$1.06	Similar
	1,308	$1,189-$1,281	$0.91-$0.98	Larger
	1,335	$1,267	$0.95	Larger
	1,375	$1,114-$1,1196	$0.81-$0.87	Larger

Subject Range	1,111-1,213	$989-$1,109	$0.89-$0.91
Comparable Range	965-1,375	$975-$1,281	$0.81-$1.19

The comparable properties are similar to the subject in terms of location and physical characteristics. Although the subject’s asking rents are bracketed by the rents in competing properties, they are considered below market. Considerate of the $30 per month difference between the 705 square foot one-bedroom units at the two properties, an average asking rent of $1,135 per month has been processed for the 1,111 square foot unit and $1,149 per month has been processed for the 1,213 square foot unit.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 30

Conclusions	The subject is expected to continue to capture a proportionate and resaonable share of the market at the indicated economic rates. The subject’s potential gross on a monthly rent basis is summarized in the following chart.

SUMMARY OF ECONOMIC RENT POTENTIAL

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent
1 Bed/1 Bath	50	705	35,250	$799	$1.13	$39,950
1 Bed/1 Bath	90	850	76,500	$899	$1.06	$80,910
2 Bed/2 Bath	90	1,111	99,990	$1,135	$1.02	$102,150
2 Bed/2 Bath	50	1,213	60,650	$1,149	$0.95	$57,450

Totals/Averages	280	973	272,390	$1,002	$1.03	$280,460

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Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 31

HIGHEST AND BEST USE

Introduction	Highest and Best Use is defined by the Appraisal Institute in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

That reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility and maximum productivity.

There are typically two Highest and Best Use scenarios: the Highest and Best Use of the property as vacant and the Highest and Best Use of the site as if improved.
HIGHEST AND BEST USE AS VACANT
Definition	Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

The site is zoned within the RM - 12 Residential Multifamily Zoning District that allows for a variety of residential uses. The maximum value of a property is typically realized when a reasonable degree of homogeneity is present. Thus, conformity in use is usually a highly desirable aspect of real property, since it creates and/or maintains value. The immediate area is primarily developed with garden style apartment complexes. Based on the principal of conformity and the subject’s zoning, the highest and best use of the property, if vacant, is residential development.

HIGHEST AND BEST USE AS IMPROVED

Definition	Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one”.

The subject represents a legal, conforming improvement relative to current zoning restrictions. No redevelopment of the site would provide a greater return to the land. Based on the fact that the potential income associated with the existing improvements provide a fair return to the land with residual income to the improvements, the highest and best use of the subject, as improved, is its current use.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 32

VALUATION PROCESS

Introduction	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

Income Approach	The Income Capitalization Approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operating history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the income capitalization approach is utilized in this appraisal.

Sales Comparison Approach	The sales comparison approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition and the interest transferred, among others. The value estimated through this approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of atypical conditions affecting the individual sales prices. Research revealed adequate sales activity to form a reasonable estimation of value via this approach.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 33

Cost Approach	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The Cost Approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit—the reward for undertaking the risk of construction—remains a highly subjective factor.

Investors are generally not buying, selling, or lending with reliance placed on the methodology of the Cost Approach to establish value. Furthermore, based on the age of the improvements and the legal non-conforming zoning of the subject property, the Cost Approach would lend little insight into the market value of the property. Accordingly, the Cost Approach has been excluded from the scope of this appraisal.

Reconciliation	The final step in the appraisal process is to reconcile the various value indications into a single final estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 34

INCOME CAPITALIZATION APPROACH

Introduction	The Income Capitalization Approach is based on the theory that value is the present worth of future benefits. The future benefits of ownership consist of the present worth of the net income which will accrue to the owner of the property, plus the present value of the net proceeds resulting from the eventual disposition of the property. The two most commonly used techniques of converting net income into value in the Income Capitalization Approach are Direct Capitalization and the Discounted Cash Flow Analysis.

The Direct Capitalization method is considered most relevant and has been processed. Direct Capitalization is a method utilized to convert a single year’s estimate of net income (before debt service) into an indication of value by the use of an Overall Capitalization Rate.

Revenue Analysis Potential Gross Income	The potential gross income has been calculated to be $280,460 per month or $3,365,520 for the appraised year based on the analysis and conclusions derived in the Apartment Market Analysis section.

Loss to Lease/Excess Rent	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking or market rental rates. Conversely when rental rates are higher than asking, or market rental rates there is excess rent. In the case of the subject property, the loss to lease also accounts partially for concessions that are offered in the form of reduced rent.

Loss to lease was 2.1% in 2010, 5.6% in 2011, 2.0% in 2012 and is not budgeted in 2013. The submitted rent roll indicates there is excess rent of approximately 4.5%; however, some of the asking rents at the subject were considered to be below market and have been adjusted accordingly. Based on the processed market rents and the historical, current and budgeted amounts, a stabilized loss to lease of 2.0% has been utilized.

Concessions	Concessions within the subject’s influencing area are common. Each of the properties surveyed as rent comparables offer some form of rent concession. The concessions consist of reduced rent or free rent over a portion of the lease term. As indicated above, concessions are also accounted for in the loss to lease allowance.

As a percentage of the gross rent potential, the subject’s historical rent concessions have decreased as market conditions have improved being less than 1.0% in 2012. As such, concessions have not been processed.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 35

Vacancy & Credit Loss	The subject was reportedly 96.7% occupied in 2010, 96.2% occupied in 2011, 95.2% occupied in 2012 and is budgeted for 2013 to be 94.6% occupied. As of the December 25, 2012 rent roll, the property was 94.6% occupied. It is noted that the historical and budgeted amounts include approximately 0.5%, to account for bad debt. This has been considered in the stabilized vacancy selection. The historical, current and budgeted occupancy levels are consistent with the range of occupancy levels reported by competitors in the immediate vicinity. Occupancy levels for the competing properties in the influencing market area are outlined as follows:

OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Name	Year Built	Total Units	Occupancy
Subject	1981	280	94.6%
Lakeside at Vinings	1982	220	92.7%
Magnolia Vinings	1997	400	95.0%-98.0%
The District at Vinings	1971	464	95.0%
Madison Vinings Ridge	1977	494	96.0%

Source: Field Survey performed by KTR

The subject is currently operating at stabilized occupancy and should reasonably maintain this level into the foreseeable future. Considerate of such and the 0.5% bad debt inclusion, a stabilized vacancy and credit loss of 5.0% has been utilized in this appraisal.

Administrative Units	The historical operating statements indicate that there were administrative units in 2010 and 2011 that were being utilized as a model apartment. Additionally, there was a model unit for a portion of 2012 that was converted to a rental unit. According to management this unit will not be utilized as such in 2013 and therefore no administrative unit will be processed in the valuation.

Other Income	The subject property receives additional revenue from sources such as utility reimbursements, parking income, vending, application fees, late fees, bad check charges and deposit forfeitures. Other income receipts at the subject property increased significantly from $929 to $1,266 per unit between 2010 and 2012. The 2013 budget is for $1,180 per unit. Based on the historical amounts, the budget appears reasonable and has been processed at $1,180 per unit or $330,299 annually.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for 2010, 2011 and 2012 as well as the 2013 budget. These historical amounts have been compared to the median dollar amount per unit reported by IREM for garden apartments in the Atlanta MSA. The subject’s operating statements under review have been reconstructed and summarized in the table on the following page.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 36

RECONSTRUCTED OPERATING STATEMENTS

No. of Units Year	Actual	280 2010 Per Unit	Percent	Actual	280 2011 Per Unit	Percent	Actual	280 2012 Per Unit	Percent	Budget	280 2013 Per Unit	Percent	2011 IREM Median $/Unit Atlanta MSA
INCOME			% of GRP			% of GRP			% of GRP			% of GRP
Gross Rent Potential (Market Rent)	$3,157,410	$11,276	100.0%	$3,274,694	$11,695	100.0%	$3,276,670	$11,702	100.0%	$3,306,335	$11,808	100.0%
Loss to Lease	$(67,238)	$(240)	-2.1%	$(182,963)	$(653)	-5.6%	$(64,402)	$(230)	-2.0%	$0	$0	0.0%
Concessions	$(271,590)	$(970)	-8.6%	$(95,431)	$(341)	-2.9%	$(25,810)	$(92)	-0.8%	$7,994	$29	0.2%
Vacancy & Credit Loss	$(104,807)	$(374)	-3.3%	$(124,868)	$(446)	-3.8%	$(158,792)	$(567)	-4.8%	$(178,477)	$(637)	-5.4%

Net Rental Income (NRI)	$2,713,775	$9,692	86.0%	$2,871,432	$10,255	87.7%	$3,027,666	$10,813	92.4%	$3,135,852	$11,199	94.8%
Administrative Units	$(11,229)	$(40)	-0.4%	$(13,158)	$(47)	-0.4%	$(6,005)	$(21)	-0.2%	$0	$0	0.0%
Other Income	$260,212	$929	8.2%	$270,041	$964	8.2%	$354,383	$1,266	10.8%	$330,299	$1,180	10.0%

Total Property Income (EGI)	$2,962,758	$10,581	93.8%	$3,128,315	$11,173	95.5%	$3,376,044	$12,057	103.0%	$3,466,151	$12,379	104.8%

EXPENSES			% of EGI			% of EGI			% of EGI			% of EGI
Utilities	$149,893	$535	5.1%	$173,789	$621	5.6%	$185,187	$661	5.5%	$188,275	$672	5.4%	$626
Maintenance & Repairs	$180,080	$643	6.1%	$150,823	$539	4.8%	$150,910	$539	4.5%	$148,271	$530	4.3%	$656
Payroll	$423,950	$1,514	14.3%	$400,508	$1,430	12.8%	$346,044	$1,236	10.3%	$329,478	$1,177	9.5%	$734
Marketing	$84,868	$303	2.9%	$63,844	$228	2.0%	$58,884	$210	1.7%	$52,510	$188	1.5%	$0
Administration/Office	$99,514	$355	3.4%	$116,683	$417	3.7%	$144,507	$516	4.3%	$129,620	$463	3.7%	$695
Management Fee	$147,391	$526	5.0%	$156,303	$558	5.0%	$168,380	$601	5.0%	$173,308	$619	5.0%	$287
Insurance	$82,047	$293	2.8%	$103,527	$370	3.3%	$88,750	$317	2.6%	$90,533	$323	2.6%	$169
Real Estate Taxes	$214,086	$765	7.2%	$174,854	$624	5.6%	$283,974	$1,014	8.4%	$281,140	$1,004	8.1%	$876
Reserves	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0

TOTAL EXPENSES	$1,381,829	$4,935	46.6%	$1,340,331	$4,787	42.8%	$1,426,636	$5,095	42.3%	$1,393,135	$4,975	40.2%	$4,043

NET OPERATING INCOME	$1,580,929	$5,646	53.4%	$1,787,984	$6,386	57.2%	$1,949,408	$6,962	57.7%	$2,073,016	$7,404	59.8%

Source: Client Submitted Information; compiled by KTR

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 37

Overview	All of the expenses have fluctuated during the past couple of years. In general, expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Utilities	This expense line item includes charges for common area and individual unit gas, electricity, water/sewer and trash collection. At the subject property, electric is directly metered, while water, gas and trash are billed to tenants by the owner. Utility reimbursements are included in the other income receipts.

The utility expenses at the subject property were $535 per unit in 2010, $621 per unit in 2011, $661 per unit in 2012 and are budgeted at $672 per unit in 2013. The IREM survey indicated that the median for garden complexes in the MSA is $626 per unit, below the budgeted amount. The historical expenses have been utilized as the primary basis for projecting utilities at the subject. Considerate of the fact that the historical utilities expense have increased between 6% and 16% annually since 2010 and the budget represents only a 2% increase over the 2012 amount, the budget appears low. Based on such, the 2012 expense has been increased by 5% to the amount of $695 per unit or $194,600, annually, which has been processed.

Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs, alarm monitoring and protection services, landscaping and make-ready/turnover. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru.

The repairs and maintenance expense at the subject property were $643 per unit in 2010, $539 per unit in 2011, $539 per unit in 2012 and are budgeted at $530 per unit in 2013. The IREM survey indicated that the median for garden complexes in the MSA is $656 per unit, above the historical amounts. As repairs and maintenance vary from property to property the historical expenses appear reasonable. As the budget represents a slight decrease from the 2011 and 2012 historical amounts, which are both just over $150,000 annually, a repairs and maintenance expense of $150,000 or $536 per unit has been processed. A separate Reserves category has been processed in this analysis.

Payroll	This expense includes payroll and benefits for the property manager, leasing agent(s), housekeeping and maintenance personnel. The payroll expenses were $1,514 per unit in 2010, $1,430 per unit in 2011, $1,236 per unit in 2012 and are budgeted at $1,177 per unit in 2013. Based on discussion with management, the payroll decrease between 2010 and 2011 was due to the reduction of previously increased staffing associated with the significant renovation. The expense decreased further between 2011 and 2012 due to the elimination of the general manager position and overtime hours. Management budgeted for a further decrease in 2013, which will fully reflect the loss decrease in staffing and overtime hours. The IREM survey indicated that the median for garden complexes in the MSA is $734 per unit, below the historical amounts; however, some of this expense is combined with the administrative expense. Considerate of the historical expense data, the budgeted payroll expense has been processed at $1,177 per unit or $329,480 (rounded) annually.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 38

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property were $303 per unit in 2010, $228 per unit 2011, $210 per unit in 2012 and are budgeted at $188 per unit in 2013. The IREM survey did not report a marketing expense. This expense fluctuates based on occupancy and market conditions. Considerate of the improved market conditions over the past few years, the subject’s current occupancy and the historical amounts, the budgeted marketing expense of $188 per unit or $52,510 annually has been processed.

Administration/Office	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies equipment rental, computers, etc. The administrative expenses at the subject property were $355 per unit in 2010, $417 per unit in 2011, $516 per unit in 2012 and are budgeted at $463 per unit in 2013. The IREM survey indicated that the median for garden complexes in the MSA is $695 per unit, above the historical amounts; however, some of this expense may be considered part of the payroll expense. Based on the historical data, the budgeted administrative expense of $463 per unit or $129,620 has been processed.

Management Fee	In the local market management services are typically a function of the revenues produced by the property. The historical and budgeted statements indicate that the subject property has been managed for a fee that is equivalent to approximately 5.0% of collected income and therefore, has been processed as such.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property were $293 per unit in 2010, $370 per unit in 2011, $317 per unit in 2012 and are budgeted at $323 per unit in 2013. The IREM survey indicated that the median for garden complexes in the MSA is $169 per unit, below the historical amounts. Most reliance has been placed on the historical expenses. As such, the budgeted insurance expense of $323 per unit or $90,535 (rounded) annually has been processed.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $278,438. It is noted that the supplied statements include personal property taxes resulting in higher amounts than the processed taxes.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 39

Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments. Reserves for replacement for a property of this vintage typically range from $200 to
$300 per unit. As such, reserves of $250 per unit or $70,000 annually have been processed.

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $1,468,195, or $5,244 per unit. The indicated operating expense ratio is 42.4% when including reserves and 40.4% without reserves. The IREM survey indicated total operating expenses slightly below the projected amounts, largely due to taxes, marketing fees and reserves. Therefore, these expenses are considered reasonable and have been processed.

VALUATION PRO FORMA	The following pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.

STABILIZED PRO FORMA

	Total	Per Unit	Percent
INCOME			% of GPI
Gross Rent Potential (Market Rent)	$3,365,520	$12,020	100.0%
Loss to Lease	$(67,310)	$(240)	-2.0%
Concessions	$0	$0	0.0%
Vacancy & Credit Loss	$(168,276)	$(601)	-5.0%

Net Rental Income (NRI)	$3,129,934	$11,178	93.0%
Administrative Units	$0	$0	0.0%
Other Income	$330,299	$1,180	9.8%

Total Property Income (EGI)	$3,460,233	$12,358	102.8%

EXPENSES			% of EGI
Utilities	$194,600	$695	5.6%
Maintenance & Repairs	$150,000	$536	4.3%
Payroll	$329,480	$1,177	9.5%
Marketing	$52,510	$188	1.5%
Administration/Office	$129,620	$463	3.7%
Management Fee	$173,012	$618	5.0%
Insurance	$90,535	$323	3.0%
Real Estate Taxes	$278,438	$994	8.0%
Reserves	$70,000	$250	2.0%

TOTAL EXPENSES	$1,468,195	$5,244	42.4%

NET OPERATING INCOME	$1,992,038	$7,114	57.6%

DERIVATION OF OVERALL CAPITALIZATION RATE

Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	The following table summarizes five sales of garden apartment complexes in the competing market that closed between March and December 2012. The overall capitalization rates range from 4.8% to 6.5%. This data is supportive of the range indicated by the PwC Investor Survey for apartments in the Southeast Region.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 40

CAPITALIZATION RATES

Name - Address	# of Units	Year Built	Date of Sale	Consideration	Overall Rate
Arbor Hills—2696 N Druid Hills Rd NE	500	1987	Dec-12	$48,200,000	5.00%
The Arlington at Perimeter Center—57 Trowbridge Lake Rd	204	1980	Oct-12	$16,800,000	6.50%
Legacy Century Center—100 Windmont Dr	178	1978	Aug-12	$11,850,000	6.25%
West Haven Apartments—3000 Paces Walk NW	610	1984	May-12	$57,000,000	5.50%
Mariposa Loft Apartments—100 Montag Cir	253	2004	Mar-12	$40,000,000	4.80%
				Average	5.61%

Source: Costar

The capitalization rates produced by these sales are reliable indicators regarding an appropriate rate for the subject property. All of the comparables are considered similar in terms of size and are current sales. The subject property would likely trade at a rate within the range indicated by these properties.

Investor Surveys	According to the PwC Real Estate Investor Survey, Fourth Quarter 2012 rates for apartments reported by survey participants active in the market presently range as shown.

SOUTHEAST REGION APARTMENT MARKET SURVEY

	4.50% - 7.00%	Range
Overall Capitalization Rate
	5.94%	Average
	(10.00%) - 4.00%	Range
Annual Rent Growth Rate
	1.38%	Average
	1.00% - 3.00%	Range
Annual Expense Growth Rate
	2.58%	Average

Source: PwC Real Estate Investor Survey, Fourth Quarter 2012

As indicated as follows, overall rates in the National Apartment Market began to increase in the
Third Quarter 2008 and continued this trend through the Fourth Quarter of 2009; however, during the remainder of 2010 and 2011, average overall rates decreased by an average of 28 basis points per quarter. In 2012, the average overall rate increased slightly in the Frist Quarter then decreased by 11 basis points at the end of the year. This data seems to support the overall perception that multi-family housing has passed its nadir and is attracting significant investor interest resulting in appreciation over 2009 levels.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 41

OVERALL CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change
4Q12	5.72%	-2
3Q12	5.74%	-2
2Q12	5.76%	-7
1Q12	5.83%	3
4Q11	5.80%	-18
3Q11	5.98%	-12
2Q11	6.10%	-19
1Q11	6.29%	-22
4Q10	6.51%	-61
3Q10	7.12%	-56
2Q10	7.68%	-17
1Q10	7.85%	-18
4Q09	8.03%	19
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4

Source: PwC Real Estate Investor Survey

Conclusion of OAR	The subject is a good quality apartment complex situated in an established residential neighborhood with good access. The property is proximate to employment centers, shopping and neighborhood support facilities. The subject has unit sizes that reflect market parameters and an amenity package that is typical of the properties in the competitive market. The subject was 94.6% occupied as of the December 25, 2012 rent roll.

An OAR ranging between 4.8% and 6.5% was indicated from comparable sales. The PwC survey indicates an average rate for the national apartment market of 5.72% and an average rate for the South Region apartment market of 5.94% as of the Fourth Quarter 2012. The subject property is a good quality property and should trade at an overall rate in-line with the survey average. In consideration of the preceding data, with primary emphasis placed on the rates extracted from sales data, a rate of 5.75% has been processed.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 42

Value by Direct Capitalization	Value is calculated by dividing the stabilized net operating income, including an allowance for Reserves by the concluded overall capitalization rate. Thus, the market value of the leased fee interest is calculated as follows:

$1,992,038 ÷ 5.75% = $34,644,139

Direct Capitalization Value
Conclusion	The Market Value of the Leased Fee Interest in the subject property, free and clear of financing, by the Direct Capitalization method of the Income Capitalization Approach, as of January 18, 2013, is rounded to:

THIRTY FOUR MILLION SIX HUNDRED THOUSAND DOLLARS
($34,600,000)

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 43

SALES COMPARISON APPROACH

VALUATION METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:

1. Research the market for recent sales transactions, listings, and offers to purchase or sell properties similar to the subject property.

2. Select a relevant unit of comparison and develop a comparative analysis.

3. Compare comparable properties with the subject using the elements of comparison and adjust the price of each comparable to the subject property.

4. Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL SALES MARKET	The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison.

PRESENTATION OF COMPARABLE SALES	To estimate the property value by the sales comparison approach, comparable sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location have been analyzed. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the table that follows and plotted on the following map, range in price from $87,237 to $136,290 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 44

PRESENTATION OF COMPARABLE SALES DATA

Sale No.	Subject	1	2	3	4
Name	Peak at Vinings	Parc at Perimeter	Stonewood at Vinings	Vinings at River Parkway	West Haven Apartments
Location	100 Woodbridge Dr	6210 Peachtree Dunwoody Rd NE	2158 Cumberland Parkway	4545 River Parkway	3000 Paces Walk NW
	Atlanta, GA	Atlanta, GA	Atlanta, GA	Atlanta, GA	Atlanta, GA
Grantor		Centennial Perimeter Park, LLC	Broadstone at Vinings Prisa 1058, LLC	CRP-2 Holdings Vinings, LLC	ERP Operating
Grantee		SCG/TB Century Perimeter Park, LLC	Fairfield Vinings LLC	Northside Parkway Partners, LLC	The Realty Associates Fund X, LP
Sales Price		$39,700,000	$42,250,000	$37,250,000	$57,000,000
Sale Date		10/12/2012	9/4/2012	8/20/2012	5/29/2012
Year Built	1981/2008-09	1998	1997	1973	1989
No. of Units	280	298	310	427	610
Net Rentable Area (SF)	272,390	337,527	364,988	491,640	593,922
Avg. Unit Size (SF)	973	1,133	1,177	1,151	974
Occuapncy	94.6%	99.0%	97.0%	93.0%	96.0%
Price/SF		$117.62	$115.76	$75.77	$95.97
Price/Unit		$133,221	$136,290	$87,237	$93,443
Net Income		N/A	N/A	N/A	$3,135,000
NOI/SF		N/A	N/A	N/A	$5.28
NOI/Unit		N/A	N/A	N/A	$5,139
Cap Rate (OAR)		N/A	N/A	N/A	5.50%
EGIM		N/A	N/A	N/A	N/A
Expense Ratio (OER)		N/A	N/A	N/A	N/A

COMPARABLE SALES MAP

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 45

ANALYSIS OF SALES	The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100.0% transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliance requirements and miscellaneous office and common area FF&E.

Expenditures Made Immediately After Sale	Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustments other than what is included in general comparisons based on condition.

Market Conditions (Time)	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The comparable sales illustrated in the survey occurred between May and October 2012. A matched sale analysis was conducted so as to afford insight into an appropriate time adjustment. Matched sales of two properties were uncovered. The first is Sale No. 1, which sold in December 2009 for $33,000,000 and was resold in October 2012 for $39,700,000 representing an approximate 0.6% per month increase between the sales. The second sale is of the Mariposa Loft Apartments which sold in September 2009 for $28,750,000 and was resold in March 2012 for $40,000,000 representing an approximate 1.3% per month increase between the sales. Since the comparables represent the sale and subsequent re-sale of the same property, no other adjustments were necessary and the results are considered excellent indicators of an appropriate time adjustment. It is noted however, that the majority of the appreciation happened between 2009 and the year-end 2011 as evidenced by the relatively flat OARs in 2012. Based on such, no adjustment has been applied to the comparable sales to account for market conditions.

Location	An adjustment for location is appropriate when the location characteristics of a comparable property are different than those of the subject. Adjustments have been made on an individual basis.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. Typically significantly larger complexes trade for less on a per unit basis. Adjustments to the comparables have been applied on an individual basis.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 46

Average Unit Size	The analysis is processed based on the price per unit. The subject has an average unit size of 973 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller unit sizes tend to trade at a lower price per unit. The average unit size of each comparable property is compared to the subject and applicable adjustments are applied when warranted.

Amenities	The subject offers an amenity package that is typical in the market. All of the comparables offer similar amenities and as such no adjustments have been applied to the comparables.

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. The subject’s processed average market rent is $1,002 per unit per month. Adjustments to the comparables have been made on an individual basis.

The following is a brief description of the relevant building sales considered pertinent in the valuation of the subject property.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 47

Comparable Sale No. 1

Property Name:	Parc at Perimeter
Location:	6210 Peachtree Dunwoody Road NE
Neighborhood:	Atlanta, GA
Parcel ID:	17-0018-LL-099
Date of Sale:	October 21, 2012
Grantor:	Centennial Perimeter Park, LLC
Grantee:	SCG/TB Century Perimeter Park, LLC
Consideration:	$39,700,000
Number of Units:	298
Size (Sq. Ft.):	337,527 square feet
Year Built:	1998
1998Occupancy:	99.0%
Price per Unit:	$133,221 per unit
Price per Square Foot:	$117.62 per square foot
OAR:	N/A

Analysis:	An upward adjustment for market conditions has been processed resulting in a time adjusted price of $137,218 per unit. The comparable is located in the Sandy Springs section of Atlanta, which is considered a superior location to that of the subject and accordingly a slight downward adjustment has been applied for location. Age, condition and quality are considered similar requiring no adjustment. This comparable’s average unit size is 1,133 square feet which is considered superior to the subject’s average unit size of 973 square feet and therefore a downward adjustment has been applied for average unit size. Amenities at the comparable are considered similar and no adjustment has been applied. The average rent for this comparable is $1,172 per unit per month. The subject’s average rent is $1,002 per unit per month, inferior to the comparable and a downward adjustment has been processed for economics. Overall, a downward adjustment to the market adjusted unit price is warranted.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 48

Comparable Sale No. 2

Property Name:	Stonewood at Vinings
Location:	2158 Cumberland Parkway
Neighborhood:	Atlanta, GA
Parcel ID:	17-0818-0-002-0
Date of Sale:	September 4, 2012
Grantor:	Broadstone at Vinings Prisa 1058, LLC
Grantee:	Fairfield Vinings LLC
Consideration:	$42,250,000
Number of Units:	310
Size (Sq. Ft.):	364,988 square feet
Year Built:	1997
Occupancy:	97.0%
Price per Unit:	$136,290 per unit
Price per Square Foot:	$115.76 per square foot
OAR:	N/A

Analysis:	An upward adjustment for market conditions has been processed resulting in a time adjusted price of $141,742 per unit. The comparable is located in a similar area of the Vinings neighborhood and no adjustment is warranted for location. Age, condition and quality are considered similar requiring an no adjustment. This comparable’s average unit size is 1,177 square feet which is considered superior to the subject’s average unit size of 973 square feet and therefore a downward adjustment has been applied for average unit size. Amenities at the comparable are considered similar and no adjustment has been applied. The average rent for this comparable is $1,084 per unit per month. The subject’s average rent is $1,002 per unit per month, similar to the comparable and no adjustment has been processed for economics. Overall, a downward adjustment to the market adjusted unit price is warranted.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 49

Comparable Sale No. 3

Property Name:	Vinings at River Parkway
Location:	4545 River Parkway
Neighborhood:	Atlanta, GA
Parcel ID:	17-1016-0-003-0
Date of Sale:	August 20, 2012
Grantor:	CRP-2 Holdings Vinings, LLC
Grantee:	Northside Parkway Partners, LLC
Consideration:	$37,250,000
Number of Units:	427
Size (Sq. Ft.):	491,640 square feet
Year Built:	1973
Occupancy:	93.0%
Price per Unit:	$87,237 per unit
Price per Square Foot:	$75.77 per square foot
OAR:	N/A

Analysis:	An upward adjustment for market conditions has been processed resulting in a time adjusted price of $91,599 per unit. The comparable is located in a slightly inferior area of the Vinings neighborhood and an upward adjustment is warranted for location. Age, condition and quality are considered inferior requiring an upward adjustment. This comparable’s average unit size is 1,151 square feet which is considered superior to the subject’s average unit size of 973 square feet and therefore a downward adjustment has been applied for average unit size. Amenities at the comparable are considered similar and no adjustment has been applied. The average rent for this comparable is $950 per unit per month. The subject’s average rent is $1,002 per unit per month, similar to the comparable and no adjustment has been processed for economics. Overall, an upward adjustment to the market adjusted unit price is warranted.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 50

Comparable Sale No. 4

Property Name:	West Haven Apartments
Location:	3000 Paces Walk NW
Neighborhood:	Atlanta, GA
Parcel ID:	17-0887-0-115-0, 17-0888-0-019-0, 17-0888-0-001-0 &
17-0839-0-039-0
Date of Sale:	May 29, 2012
Grantor:	ERP Operating
Grantee:	The Realty Associates Fund X, LP
Consideration:	$57,000,000
Number of Units:	610
Size (Sq. Ft.):	593,922 square feet
Year Built:	1989
Occupancy:	96.0%
Price per Unit:	$93,443 per unit
Price per Square Foot:	$95.97 per square foot
OAR:	5.5%

Analysis:	An upward adjustment for market conditions has been processed resulting in a time adjusted price of $99,984 per unit. The comparable is located in a similar area of the Vinings neighborhood and no adjustment is warranted for location. Age, condition and quality are considered inferior requiring an upward adjustment. This comparable’s average unit size is 974 square feet which is considered similar to the subject’s average unit size of 973 square feet and therefore no adjustment has been applied for average unit size. Amenities at the comparable are considered similar and no adjustment has been applied. The average rent for this comparable is $958 per unit per month. The subject’s average rent is $1,002 per unit per month, similar to the comparable and no adjustment has been processed for economics. Overall, an upward adjustment to the market adjusted unit price is warranted.

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 51

COMPARABLE SALES ADJUSTMENT GRID

Sale No.	Subject	1	2	3	4
Name	Peak at Vinings	Parc at Perimeter	Stonewood at Vinings	Vinings at River Parkway	West Haven Apartments
Address	100 Woodbridge Dr	6210 Peachtree Dunwoody Rd NE	2158 Cumberland Parkway	4545 River Parkway	3000 Paces Walk NW
	Atlanta, GA	Atlanta, GA	Atlanta, GA	Atlanta, GA	Atlanta, GA
Sale Date		10/12/2012	9/4/2012	8/20/2012	5/29/2012
Price per Unit		$133,221	$136,290	$87,237	$93,443
ADJUSTMENTS
Financing Adjustment		$0	$0	$0	$0

Adjusted for Financing per Unit		$133,221	$136,290	$87,237	$93,443
Conditions of Sale Adjustment		$0	$0	$0	$0

Adjusted for Special Conditions		$133,221	$136,290	$87,237	$93,443
Time		0.0%	0.0%	0.0%	0.0%

Time Adjusted Price per Unit		$133,221	$136,290	$87,237	$93,443
Location		-5%	0%	5%	0%
Age/Condition/Quality		0%	0%	5%	5%
Average Unit Size		-5%	-5%	-5%	0%
Amenities		0%	0%	0%	0%
Economics		-5%	0%	0%	0%

Total Adjustments (%)		-15%	-5%	5%	5%
Adjusted Price per Unit		$113,238	$129,476	$91,599	$98,115

VALUE CONCLUSION	After analysis and adjustments, a value range of $91,599 to $129,476 per unit is indicated. Sale Nos. 2, 3 and 4 required the least adjustment. All of these sales are located in the Vinings neighborhood, with Sale No. 2 being the most proximate to the subject property. As such most reliance has been placed on Sale No. 2 which represents the high end of the adjusted range. Based on such, a unit value of $125,000 per unit is concluded for the subject property.

280 units x $125,000 per unit = $35,000,000

Accordingly, the Market Value of the Leased Fee Interest in the subject property as of January 18, 2013, free and clear of financing, via the Sales Comparison Approach, is rounded to:

THIRTY FIVE MILLION DOLLARS ($35,000,000)

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Page 52

RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the market value of the leased fee interest in the subject property, free and clear of financing. The date of value is January 18, 2013. The indicated market value estimates for the real property interest appraised are:

Income Capitalization Approach $34,600,000
Sales Comparison Approach $35,000,000

Income Approach	The Income Capitalization Approach seeks to view the subject property’s value from the perspective of the typical investor. This approach reflects the relationship between the income a property is capable of generating and its true value in the marketplace. Typical investors judge the value of a property based upon the quality and quantity of the income generated, as well as the likely impact of market conditions on future income generation. The Income Capitalization Approach, by considering these factors provides a good measure of value for this type of property and has been utilized as the primary approach in concluding to value.

Sales Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. Market research revealed adequate sales of properties that are considered comparable to the subject property. The value conclusion derived via this approach is considered directly supportive of that concluded via the Income Approach.

Cost Approach	The Cost Approach was excluded from the scope of this assignment.

Conclusions	Both the Income Capitalization and Sales Comparison Approaches to value have been processed and suggest a market value between $34,600,000 and $35,000,000. Most reliance has been placed on the Income Capitalization Approach. Based on the data, analyses and conclusions contained within this appraisal report, the Market Value of the Leased Fee Interest in the subject property, free and clear of financing, as of January 18, 2013 is:

THIRTY FOUR MILLION SIX HUNDRED THOUSAND DOLLARS ($34,600,000)

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

ADDENDA

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

ADDITIONAL SUBJECT PROPERTY PHOTOGRAPHS

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Living Room Area	Living Room Area

Living Room Area	Bedroom

Bedroom	Bedroom

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Kitchen	Kitchen

Bathroom	Bathroom

Washer/Dryer	Balcony

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Pool	Fitness Center

BBQ Area	Game Room

Clubhouse Kitchen	Dog Park

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

SUBMITTED INFORMATION

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _assAFR
Run Date: January 07,2013 7:26:52

User: Dlidccure

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NoDept
Property: p008680 - The Peak at Vinings Mountain
For the 12 months January - December Year Y2013

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
INCOME													
a500000 - Gross Potential Rent - Market	268,666	269,553	271,039	273,278	274,157	274,411	275,988	277,575	278,940	279,996	281,041	281,691	3,306,335
Gross Potential Rent	**268,666**	**269,553**	**271,039**	**273,278**	**274,157**	**274,411**	**275,988**	**277,575**	**278,940**	**279,996**	**281,041**	**281,691**	**3,306,335**
a503100 - Vacancy - Market	(16,120)	(14,825)	(13,552)	(12,298)	(10,966)	(13,721)	(12,419)	(12,491)	(12,552)	(12,600)	(11,242)	(11,268)	(154,054)
Vacancy Accounts	**(16,120)**	**(14,825)**	**(13,552)**	**(12,298)**	**(10,966)**	**(13,721)**	**(12,419)**	**(12,491)**	**(12,552)**	**(12,600)**	**(11,242)**	**(11,268)**	**(154,054)**
Residential Net Rental Inc	**252,546**	**254,728**	**257,487**	**260,980**	**263,191**	**260,690**	**263,569**	**265,084**	**266,388**	**267,396**	**269,799**	**270,423**	**3,152,281**
a504200 - Concessions - Res Relations	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(1,646)
a507000 - Amortize Lease Intangible	0	120	160	320	520	640	720	880	1,160	1,400	1,800	1,920	9,640
Other Net Rental Income	**(137)**	**(17)**	**23**	**183**	**383**	**503**	**583**	**743**	**1,023**	**1,263**	**1,663**	**1,783**	**7,994**
Net Rental Income	**252,409**	**254,711**	**257,510**	**261,163**	**263,574**	**261,193**	**264,152**	**265,827**	**267,411**	**268,659**	**271,462**	**272,206**	**3,160,275**
a512000 - Fees - Lease Cancel	5,058	4,805	4,805	4,805	5,058	5,058	5,058	5,817	5,817	5,311	4,552	4,552	60,696
a512100 - Fees - Lease Cancel Contra	(1,585)	(1,503)	(1,503)	(1,503)	(1,585)	(1,585)	(1,585)	(1,829)	(1,829)	(1,666)	(1,421)	(1,421)	(19,014)
a512400 - Fees - Application	824	824	873	873	1,018	1,164	1,212	1,164	1,067	970	873	776	11,639
a513000 - Fees - Keys & Locks	126	126	126	126	133	140	146	146	140	133	126	126	1,597
a513100 - Fees - Late	1,700	1,700	1,700	1,700	1,700	1,700	1,700	1,700	1,700	1,700	1,700	1,700	20,400
a513400 - Fees - Month to Month	771	771	771	771	771	771	771	771	771	771	771	771	9,257
a513500 - Fees - Non Refundable Admin	1,426	1,426	1,342	1,510	1,678	2,097	2,181	2,517	2,013	1,510	1,258	1,174	20,134
a513600 - Fees - Non-refundable Pet	991	1,115	1,734	1,486	1,177	1,239	1,362	1,424	1,362	991	991	991	14,863
a513700 - Fees - Nsf Charges	98	98	98	98	98	98	98	98	98	98	98	98	1,174
a514100 - Fees - Renter's Insur. Svc Fee	0	0	541	0	0	560	0	0	511	0	0	577	2,189
a514400 - Fees - Transfers	225	225	225	225	225	225	225	225	225	225	225	225	2,706
a514500 - Fees - Adjustments	(320)	(320)	(320)	(320)	(320)	(320)	(320)	(320)	(320)	(320)	(320)	(320)	(3,841)
a515700 - Rental Rev - Clubhouse	146	146	146	146	146	146	146	146	146	146	146	146	1,752
a516000 - Rental Rev - Pets	1,328	1,330	1,331	1,332	1,334	1,335	1,336	1,338	1,339	1,340	1,342	1,343	16,028
Fee Inc	**10,790**	**10,744**	**11,870**	**11,251**	**11,434**	**12,629**	**12,333**	**13,198**	**13,041**	**11,209**	**10,341**	**10,739**	**139,578**
a515600 - Parking - Resident	2,851	2,860	2,868	2,877	2,885	2,894	2,903	2,911	2,920	2,929	2,938	2,947	34,782
Other Inventory	**2,851**	**2,860**	**2,868**	**2,877**	**2,885**	**2,894**	**2,903**	**2,911**	**2,920**	**2,929**	**2,938**	**2,947**	**34,782**
a518400 - Anc Svcs - Telephone	1,050	1,050	1,050	1,050	1,050	1,050	1,050	1,050	1,050	1,050	1,050	1,050	12,600
a518500 - Anc Svcs - Other Programs	467	467	467	467	467	467	467	467	467	467	467	467	5,600
a518800 - Anc Svcs - Energy Marketing	0	1,170	0	0	1,170	0	0	1,170	0	0	1,170	0	4,680
Ancillary Services Income	**1,517**	**2,687**	**1,517**	**1,517**	**2,687**	**1,517**	**1,517**	**2,687**	**1,517**	**1,517**	**2,687**	**1,517**	**22,880**
Miscellaneous Income	**1,517**	**2,687**	**1,517**	**1,517**	**2,687**	**1,517**	**1,517**	**2,687**	**1,517**	**1,517**	**2,687**	**1,517**	**22,880**
a517020 - Resident Util Pmt Elec Vac Rec	10	11	11	9	6	10	11	17	65	33	33	28	244
a517120 - Resident Util Pmt NatG Vac Rec	303	658	710	616	845	526	466	387	454	724	544	558	6,791
a517200 - Resident Util Pmt Water	2,664	2,562	2,431	3,207	2,680	2,625	2,668	2,763	3,049	2,880	3,647	3,289	34,464
a517300 - Resident Util Pmt Sewer	3,495	3,361	3,062	3,892	3,253	3,186	3,239	3,353	3,701	3,496	4,426	3,992	42,457
a517600 - Resident Util Pmt Trash	545	545	545	545	545	545	545	545	545	545	545	545	6,543
a517700 - Resident Util Pmt Admin Fees	1,622	1,622	1,622	1,622	1,622	1,622	1,622	1,622	1,622	1,622	1,622	1,622	19,466
a517800 - Resident Util Pmt Pest Ctrl	161	176	190	206	221	239	239	239	239	239	239	239	2,624
a517900 - Resident Util Pmt Accr Adjs	0	0	1,099	0	0	(4,543)	0	0	(2,603)	0	0	1,896	(4,151)
Utility Reimbursement	**8,799**	**8,934**	**9,670**	**10,097**	**9,173**	**4,210**	**8,790**	**8,926**	**7,073**	**9,540**	**11,056**	**12,170**	**108,438**
a512600 - Fees - Cleaning & Damage	1,985	1,444	1,985	2,526	1,985	902	3,068	3,068	3,248	2,887	2,526	2,165	27,789
a512700 - Fees - Cleaning&Damage Contra	(752)	(547)	(752)	(957)	(752)	(342)	(1,162)	(1,162)	(1,231)	(1,094)	(957)	(820)	(10,528)
a513200 - Fees - Legal/Evictions	397	397	397	397	397	397	397	397	397	397	397	397	4,760
a513800 - Fees - Pet Damages	217	217	217	217	217	217	217	217	217	217	217	217	2,600
Other Reimbursable Expenses	**1,846**	**1,510**	**1,846**	**2,183**	**1,846**	**1,174**	**2,519**	**2,519**	**2,631**	**2,407**	**2,183**	**1,958**	**24,621**
Other Rental Income	**25,803**	**26,735**	**27,771**	**27,923**	**28,025**	**22,423**	**28,061**	**30,240**	**27,182**	**27,602**	**29,205**	**29,331**	**330,380**
a520000 - Bad Debt - Resident	(2,226)	(2,252)	(1,426)	(2,024)	(2,041)	(1,985)	(2,045)	(2,072)	(2,062)	(2,074)	(2,105)	(2,111)	(24,423)
Bad Debt Expense	**(2,226)**	**(2,252)**	**(1,426)**	**(2,024)**	**(2,041)**	**(1,985)**	**(2,045)**	**(2,072)**	**(2,062)**	**(2,074)**	**(2,105)**	**(2,111)**	**(24,423)**
Effective Gross Income	**275,986**	**279,194**	**283,855**	**287,062**	**289,558**	**281,631**	**290,167**	**293,995**	**292,531**	**294,187**	**298,561**	**299,426**	**3,466,151**
OPERATING EXPENSES													
a600000 - Salaries & Wages Exp - Mgmt	4,583	4,583	4,583	4,583	4,583	4,583	4,668	4,668	4,668	4,668	4,668	4,668	55,506
a600100 - Salaries & Wages Exp - Admin	3,500	3,500	3,500	3,500	3,500	3,500	3,565	3,565	3,565	3,565	3,565	3,565	42,390
a600200 - Salaries & Wages Exp - Maint	27,042	26,232	27,042	26,439	27,042	26,439	27,541	27,541	26,927	27,541	26,927	27,541	323,254

Page 1 of 6

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _asoAFR
Run Date: January 07,2013 7:26:32

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NoDept
Property: p008680 - The Peak at Vinings Mountain
For the 12 months January - December Year Y2013

User: DMccure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
a600300 - Salaries & Wages Exp - Leasing	13,184	12,276	13,184	12,881	13,184	12,881	13,429	13,429	13,119	13,429	13,119	13,429	157,544
a600700 - Salaries & Wages Exp - Alloc	(20,954)	(20,022)	(20,954)	(20,645)	(20,954)	(20,645)	(21,341)	(21,341)	(21,024)	(21,341)	(21,024)	(21,341)	(251,586)
a603100 - Sal & Wages - Budget Adjust	(680)	(638)	(681)	(666)	(680)	(668)	(692)	(692)	(679)	(692)	(678)	(694)	(8,141)
a604000 - Empl Recog & Spot Bonus Exp	6	6	6	6	6	6	6	6	6	6	6	6	71
a604100 - Employee Apartments Exp	330	330	330	330	330	330	330	330	330	330	330	330	3,957
a604300 - Salary Exp - Outsourced Svcs	465	483	506	453	454	527	456	459	523	455	452	549	5,781
Total Compensation Expense	**27,475**	**25,749**	**27,516**	**26,881**	**27,465**	**26,953**	**27,961**	**27,964**	**27,434**	**27,961**	**27,365**	**28,052**	**328,776**
a605000 - Payroll Tax Exp - FICA	4,064	4,144	3,890	4,051	3,949	3,936	4,255	4,023	3,949	4,139	3,892	3,967	48,259
a605100 - Payroll Tax Exp - FUTA	636	437	185	0	0	0	0	0	0	0	0	0	1,258
a605200 - Payroll Tax Exp - SUTA	3,989	3,676	2,063	974	0	0	0	0	0	0	0	0	10,702
a605500 - Payroll Tax Exp - Deferral	(823)	(785)	(823)	(917)	(930)	(1,025)	(1,051)	(943)	(930)	(836)	(823)	(836)	(10,721)
a605700 - Payroll Tax Exp - Alloc	(3,916)	(3,771)	(2,477)	(2,231)	(1,747)	(1,758)	(1,916)	(1,782)	(1,755)	(1,845)	(1,722)	(1,746)	(26,666)
a606000 - Workers Comp Exp	833	853	797	832	809	808	874	826	813	850	801	814	9,910
a606700 - Workers Comp Exp - Alloc	(363)	(381)	(342)	(365)	(350)	(352)	(384)	(355)	(353)	(371)	(345)	(350)	(4,311)
a607000 - Benefits Exp - Health	6,495	6,495	6,495	6,495	6,495	6,495	6,495	6,495	6,495	6,495	6,495	6,495	77,940
a607200 - Benefits Exp - LTD & STD	368	347	368	359	368	359	374	374	360	374	360	374	4,385
a607700 - Benefits Exp - Alloc	(2,910)	(2,902)	(2,910)	(2,906)	(2,910)	(2,906)	(2,913)	(2,913)	(2,907)	(2,913)	(2,907)	(2,913)	(34,910)
a607900 - Benefits Exp - Adjustments	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(4,309)	(51,708)
PR Taxes, WC & Benefits Exp	**4,064**	**3,804**	**2,937**	**1,983**	**1,375**	**1,248**	**1,425**	**1,416**	**1,363**	**1,584**	**1,442**	**1,496**	**24,138**
a608000 - Leasing Comm Exp - Paid	768	768	768	1,532	1,532	2,300	2,300	1,532	1,532	768	768	768	15,336
a608400 - Leasing Cost CM - Amort	600	601	602	590	618	660	703	746	788	819	815	810	8,352
a608410 - Leasing Cost LA - Amort	900	1,116	1,347	1,572	1,804	2,029	2,124	2,268	2,410	2,513	2,636	2,762	23,480
Leasing Commissions	**2,268**	**2,484**	**2,717**	**3,694**	**3,954**	**4,989**	**5,126**	**4,546**	**4,730**	**4,099**	**4,220**	**4,340**	**47,167**
a608500 - Other Pers - Contract Labor	0	0	1,667	0	0	1,667	0	0	3,333	0	0	3,333	10,000
a608800 - Other Personnel Exp	(2,861)	(2,709)	(2,861)	(2,810)	(2,861)	(2,810)	(2,913)	(2,913)	(2,862)	(2,913)	(2,862)	(2,913)	(34,289)
Other Pers & Contract Exp	**(2,861)**	**(2,709)**	**(1,194)**	**(2,810)**	**(2,861)**	**(1,143)**	**(2,913)**	**(2,913)**	**471**	**(2,913)**	**(2,862)**	**420**	**(24,289)**
a608900 - Direct Capitalized Payroll	(4,376)	(4,150)	(4,520)	(4,209)	(4,235)	(4,599)	(4,537)	(4,455)	(4,872)	(4,347)	(4,268)	(4,846)	(53,414)
Capitalized Payroll - Direct	**(4,376)**	**(4,150)**	**(4,520)**	**(4,209)**	**(4,235)**	**(4,599)**	**(4,537)**	**(4,455)**	**(4,872)**	**(4,347)**	**(4,268)**	**(4,846)**	**(53,414)**
Personnel Bef Incentive Comp	**26,571**	**25,179**	**27,456**	**25,539**	**25,698**	**27,448**	**27,062**	**26,557**	**29,126**	**26,384**	**25,897**	**29,462**	**322,379**
a609100 - ST Incent - Ops Incent Plan	3,033	3,033	3,033	3,033	3,033	3,033	3,090	3,090	3,090	3,090	3,090	3,090	36,738
a609200 - ST Incent - Additional	(910)	(910)	(910)	(910)	(910)	(910)	(927)	(927)	(927)	(927)	(927)	(927)	(11,021)
a609420 - ST Incent - Alloc	(1,700)	(1,700)	(1,700)	(1,700)	(1,700)	(1,700)	(1,732)	(1,732)	(1,732)	(1,732)	(1,732)	(1,732)	(20,592)
a609490 - ST Incent - Other	0	0	0	0	0	494	494	494	494	0	0	0	1,975
Incentive Comp Exp	**423**	**423**	**423**	**423**	**423**	**917**	**925**	**925**	**925**	**431**	**431**	**431**	**7,100**
Personnel Expense	**26,994**	**25,602**	**27,879**	**25,962**	**26,122**	**28,365**	**27,987**	**27,482**	**30,051**	**26,815**	**26,328**	**29,893**	**329,478**
a610000 - Util Exp - Gas House Acct	128	89	200	147	90	113	100	82	100	65	83	194	1,391
a610010 - Util Exp - Gas Vacant	1,451	1,260	1,727	1,074	952	792	928	1,479	1,112	1,140	661	1,427	14,005
Utilities Expense - Gas	**1,579**	**1,349**	**1,928**	**1,221**	**1,042**	**905**	**1,029**	**1,562**	**1,212**	**1,206**	**744**	**1,622**	**15,396**
a610100 - Util Exp - Elec House Acct	3,787	3,927	4,479	4,893	3,785	4,092	4,157	4,089	4,011	4,709	4,023	3,806	49,759
a610110 - Util Exp - Elec Vacant	551	461	303	530	558	864	3,420	1,741	1,739	1,488	526	561	12,742
Utilities Exp - Elec	**4,339**	**4,387**	**4,782**	**5,423**	**4,342**	**4,957**	**7,577**	**5,830**	**5,750**	**6,197**	**4,550**	**4,368**	**62,501**
a610200 - Util Exp - Water	2,860	3,772	3,153	3,088	3,139	3,250	3,588	3,389	4,290	3,869	3,375	3,246	41,020
a610210 - Util Exp - Sewer	3,602	4,579	3,827	3,749	3,810	3,946	4,355	4,113	5,207	4,697	4,263	4,100	50,248
Utilities Exp - Water/Sewer	**6,462**	**8,351**	**6,980**	**6,837**	**6,950**	**7,195**	**7,942**	**7,502**	**9,497**	**8,566**	**7,639**	**7,346**	**91,268**
a610410 - Util Exp - Resid Billing Fees	1,576	1,576	1,576	1,576	1,576	1,576	1,576	1,576	1,576	1,576	1,576	1,576	18,909
a610420 - Util Exp - Inv Processing Fees	9	9	9	9	9	9	9	9	9	9	9	9	105
a610490 - Util Exp - Misc Util Chgs	0	0	0	0	0	0	0	0	0	97	0	0	97
Utilities Exp - Other	**1,584**	**1,584**	**1,584**	**1,584**	**1,584**	**1,584**	**1,584**	**1,584**	**1,584**	**1,681**	**1,584**	**1,584**	**19,110**
Utilities Exp	**13,963**	**15,672**	**15,275**	**15,065**	**13,919**	**14,641**	**18,132**	**16,478**	**18,044**	**17,650**	**14,517**	**14,920**	**188,275**
a611000 - Contr Svc Exp - Yards & Grnds	2,106	2,197	1,739	1,739	1,739	1,739	2,655	1,739	1,739	3,570	1,739	1,739	24,443
a611010 - Contr Svc Exp - Tree Trimming	0	0	0	0	2,000	0	0	0	0	0	0	0	2,000
a611020 - Contr Svc Exp - Trash Removal	574	574	574	574	574	574	574	574	574	574	574	574	6,887
a611060 - Contr Svc Exp - Alarm Costs	115	115	115	115	115	115	115	115	115	115	115	115	1,380
a611070 - Contr Svc Exp - Comm Area Clng	960	960	960	960	960	960	960	960	960	960	960	960	11,514
a611090 - Contr Svc Exp - Termites	125	125	125	125	125	125	125	125	125	125	125	1,577	2,952
a611101 - Contr Svc Exp - Other Pests	275	275	275	275	275	275	275	275	275	275	275	275	3,300
a611130 - Contr Svc Exp - Pool & Spa	0	0	0	1,000	0	0	0	0	1,250	0	0	0	2,250
a611150 - Contr Svc Exp - Plumbing	50	50	50	50	50	50	50	50	50	50	50	50	600
a611160 - Contr Svc Exp - Electrical	18	18	18	18	18	18	18	18	18	18	18	18	216
a611170 - Contr Svc Exp - HVAC	49	49	49	49	49	49	49	49	49	49	49	49	588

Page 2 of 6

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _essAFR
Run Date: January 07,2013 7:26:32

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NoDept
Property: p008680 - The Peak at Vinings Mountain
For the 12 months January - December Year Y2013

User: DMcclure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
a611490 - Contr Svc Exp - Misc Svcs/Oth	50	50	50	50	50	50	50	50	50	50	50	50	600
Contract Services Expense	**4,321**	**4,413**	**3,955**	**4,955**	**5,955**	**3,955**	**4,870**	**3,955**	**5,205**	**5,786**	**3,955**	**5,407**	**56,731**
a612000 - Turn Exp - Painting	1,281	932	1,281	1,631	1,281	582	1,980	1,980	2,096	1,864	1,631	1,398	17,937
a612010 - Turn Exp - Paint & Supplies	526	382	526	669	526	239	812	812	860	764	669	573	7,358
a612020 - Turn Exp - General Cleaning	670	488	670	853	670	305	1,036	1,036	1,097	975	853	731	9,384
a612030 - Turn Exp - Carpet Cleaning	536	390	536	683	536	244	829	829	878	780	683	585	7,509
a612040 - Turn Exp - Resurface Kit Bath	165	120	165	210	165	75	255	255	270	240	210	180	2,310
a612050 - Turn Exp - Keys & Locks	204	149	204	260	204	93	316	316	334	297	260	223	2,860
a612490 - Turn Exp - Other	215	156	215	273	215	98	332	332	351	312	273	234	3,006
Turnover Expense	**3,597**	**2,617**	**3,597**	**4,579**	**3,597**	**1,636**	**5,560**	**5,560**	**5,886**	**5,232**	**4,579**	**3,924**	**50,364**
a613000 - R&M Exp - Supplies - Plumbing	361	361	361	361	361	361	361	361	361	361	361	361	4,336
a613010 - R&M Exp - Supplies - Electric	275	275	275	275	275	275	275	275	275	275	275	275	3,300
a613020 - R&M Exp - Supplies - HVAC	110	110	110	110	110	110	110	110	110	110	110	110	1,321
a613030 - R&M Exp - Supplies - Appliance	342	342	342	342	342	342	342	342	342	342	342	342	4,101
a613040 - R&M Exp - Supplies - Lighting	148	148	148	148	148	148	148	148	148	148	148	148	1,776
a613050 - R&M Exp - Supplies - Bulb/Lamp	16	16	16	16	16	16	16	16	16	16	16	16	187
a613060 - R&M Exp - Supplies - Cleaning	335	335	335	335	335	335	335	335	335	335	335	335	4,023
a613090 - R&M Exp - Supplies - Other	133	133	133	133	133	133	133	133	133	133	133	133	1,598
Rep & Maint Exp - Supplies	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**1,720**	**20,643**
a613100 - R&M Exp - Equip - HVAC	178	178	178	178	178	178	178	178	178	178	178	178	2,142
a613120 - R&M Exp - Equip - Plumbing	65	65	65	65	65	65	65	65	65	65	65	65	780
a613130 - R&M Exp - Equip - Fire Protect	175	0	0	0	0	0	0	0	0	0	0	0	175
a613140 - R&M Exp - Equip - Vehicles	45	45	45	45	45	45	45	45	45	45	45	45	535
a613190 - R&M Exp - Equip - Other	8	8	8	8	8	8	8	8	8	8	8	8	100
Rep & Maint Exp - Equipment	**471**	**296**	**296**	**296**	**296**	**296**	**296**	**296**	**296**	**296**	**296**	**296**	**3,732**
a613200 - R&M Exp - Bldg - Interior	525	525	525	525	525	525	525	525	525	525	525	525	6,301
a613210 - R&M Exp - Bldg - Exterior	342	342	342	342	342	342	342	342	342	342	342	342	4,105
Rep & Maint Exp - Building	**867**	**867**	**867**	**867**	**867**	**867**	**867**	**867**	**867**	**867**	**867**	**867**	**10,406**
a613300 - R&M Exp - Grounds - Pool & Spa	50	50	50	50	50	50	50	50	50	50	50	50	600
a613320 - R&M Exp - Grounds - Exterior	40	40	40	40	40	40	40	40	40	40	40	40	480
Rep & Maint Exp - Grounds	**90**	**90**	**90**	**90**	**90**	**90**	**90**	**90**	**90**	**90**	**90**	**90**	**1,080**
a613910 - R&M Exp - Other - Rebates	(58)	(58)	(58)	(58)	(58)	(58)	(58)	(58)	(58)	(58)	(58)	(58)	(700)
Rep & Maint Exp - Other	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(58)**	**(700)**
Repairs & Maintenance Exp	**3,090**	**2,915**	**2,915**	**2,915**	**2,915**	**2,915**	**2,915**	**2,915**	**2,915**	**2,915**	**2,915**	**2,915**	**35,160**
a614000 - Mktg Exp - Adv - Web	1,724	1,724	1,724	1,724	1,724	1,724	1,724	1,724	1,724	1,724	1,724	1,724	20,689
a614020 - Mktg Exp - Adv - Aimco Website	913	749	771	656	656	868	730	732	861	699	672	904	9,211
a614030 - Mktg Exp - Adv - CC Advert	91	91	91	91	91	91	91	91	91	91	91	91	1,087
Mktg Exp - Advertising	**2,727**	**2,564**	**2,585**	**2,470**	**2,471**	**2,683**	**2,544**	**2,547**	**2,676**	**2,514**	**2,487**	**2,718**	**30,987**
a614100 - Old - Brkr - Res Ref Paid	0	0	0	0	0	0	0	0	0	186	186	186	559
a614130 - Old - Brkr - Ref Fees Pd	0	0	321	295	321	0	0	321	321	0	0	321	1,898
a614160 - Old - Brkr - Loc Non-Def	492	453	0	0	0	471	0	893	1,447	140	140	140	4,175
Mktg Exp - Brokers	**492**	**453**	**321**	**295**	**321**	**471**	**0**	**1,214**	**1,768**	**326**	**326**	**646**	**6,632**
a614200 - Mktg Exp - PoS - Leasing Promo	120	120	120	120	120	120	120	120	120	120	120	120	1,442
a614210 - Mktg Exp - PoS - Signage	0	0	1,195	0	0	0	0	0	0	0	0	0	1,195
a614230 - Mktg Exp - PoS - Models	63	63	63	63	63	63	63	63	63	63	63	63	753
a614240 - Mktg Exp - PoS - Collateral	41	1,836	1,149	141	41	41	41	41	41	41	41	41	3,499
a614250 - Mktg Exp - PoS - Phone Svcs	60	60	60	60	60	60	60	60	60	60	60	60	715
Mktg Exp - Point of Sale	**284**	**2,079**	**2,587**	**384**	**284**	**284**	**284**	**284**	**284**	**284**	**284**	**284**	**7,604**
a614300 - Mktg Exp - Retn - Res Functns	558	558	558	558	558	558	558	558	558	558	558	558	6,699
a614310 - Mktg Exp - Retn - Res Relatns	46	46	46	46	46	46	46	46	46	46	46	46	552
a614320 - Mktg Exp - Retn - Res Gifts	3	3	3	3	3	3	3	3	3	3	3	3	36
Mktg Exp - Retention	**607**	**607**	**607**	**607**	**607**	**607**	**607**	**607**	**607**	**607**	**607**	**607**	**7,287**
Marketing Expense	**4,110**	**5,703**	**6,100**	**3,757**	**3,683**	**4,045**	**3,435**	**4,632**	**5,335**	**3,731**	**3,704**	**4,256**	**52,510**
Property - Specific Expense	**29,082**	**31,320**	**31,842**	**31,271**	**30,069**	**27,192**	**34,913**	**33,560**	**37,385**	**35,314**	**29,669**	**31,422**	**383,040**
a620000 - T&E Exp - Plane & Train	49	49	49	49	49	49	49	49	49	49	49	49	586
a620100 - T&E Exp - Auto & Cab	7	7	7	7	7	7	7	7	7	7	7	7	84
a620200 - T&E Exp - Mileage	6	6	6	6	6	6	6	6	6	6	6	6	72
a620300 - T&E Exp - Lodging	139	139	139	139	139	139	139	139	139	139	139	139	1,666

Page 3 of 6

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Report Name: P_OS_BudDet_Dtld
Application: _assAPR
Run Date: January 07,2013 7:25:32

User: Dlsiccure

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NoDept
Property: p008680 - The Peak at Vinings Mountain
For the 12 months January - December Year Y2013

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
a620400 - T&E Exp - Meals & Entertain	19	19	19	19	19	19	19	19	19	19	19	19	232
a620500 - T&E Exp - Employee Activities	7	7	7	7	7	7	7	7	7	7	7	7	84
a620900 - T&E Exp - Other	135	135	135	135	135	135	135	135	135	135	135	135	1,624
Travel & Entertainment Exp	**362**	**362**	**362**	**362**	**362**	**362**	**362**	**362**	**362**	**362**	**362**	**362**	**4,348**
a622000 - Adm & Off Exp - Applicant Scrn	428	198	284	284	20	232	622	399	408	266	228	228	3,596
a622020 - Adm & Off Exp - Cop/MF Owned	159	159	159	159	159	159	159	159	159	159	159	159	1,912
a622040 - Adm & Off Exp - Cop/MF Leased	71	71	71	71	71	71	71	71	71	71	71	71	852
a622060 - Adm & Off Exp - Other Equip	206	206	206	206	206	206	206	206	206	206	206	206	2,468
a622100 - Adm & Off Exp - Cred Card Fees	179	179	179	179	179	179	179	179	179	179	179	179	2,151
a622120 - Adm & Off Exp - Eviction Costs	234	234	234	234	234	234	234	234	234	234	234	234	2,806
a622140 - Adm & Off Exp - Uniforms	417	417	417	417	417	417	417	417	417	417	417	417	5,004
a622160 - Adm & Off Exp - Answering Svc	26	26	26	26	26	26	26	26	26	26	26	26	312
a622180 - Adm & Off Exp - Supplies	350	350	350	350	350	350	350	350	350	350	350	350	4,200
a622200 - Adm & Off Exp - Food & Bev	29	29	29	29	29	29	29	29	29	29	29	29	347
a622220 - Adm & Off Exp - Copy Charges	91	91	91	91	91	91	91	91	91	91	91	91	1,095
a622240 - Adm & Off Exp - Courier	73	73	73	73	73	73	73	73	73	73	73	73	876
a622260 - Adm & Off Exp - Meeting Costs	94	94	94	94	94	94	94	94	94	94	94	94	1,133
a622280 - Adm & Off Exp - Printing	27	27	27	27	27	27	27	27	27	27	27	27	327
a622300 - Adm & Off Exp - Postage	36	36	36	36	36	36	36	36	36	36	36	36	435
a622320 - Adm & Off Exp - IT Help Desk	260	260	260	260	260	260	260	260	260	260	260	260	3,124
a622900 - Adm & Off Exp - Other	224	224	224	224	224	224	224	224	224	224	224	224	2,688
Admin & Office Expense	**2,905**	**2,675**	**2,761**	**2,761**	**2,498**	**2,709**	**3,100**	**2,877**	**2,886**	**2,743**	**2,705**	**2,705**	**33,325**
a623000 - C&C Exp - Wired Telco Svcs	1,499	1,499	1,499	1,499	1,499	1,499	1,499	1,499	1,499	1,499	1,499	1,499	17,988
a623100 - C&C Exp - Wireless Telco Svcs	170	170	170	170	170	170	170	170	170	170	170	170	2,040
a623200 - C&C Exp - Hardware & Maint	32	32	32	32	32	32	32	32	32	32	32	32	384
a623300 - C&C Exp - Software & Maint	1,402	1,402	1,402	1,402	1,402	1,402	1,402	1,402	1,402	1,402	1,402	1,402	16,824
a623320 - C&C Exp - eTime Costs	118	118	118	118	118	118	118	118	118	118	118	118	1,414
a623400 - C&C Exp - Corp Allocation	450	450	450	450	450	450	450	450	450	450	450	450	5,400
a623600 - C&C Exp - Phone - Cont Ctr	2,260	2,480	2,524	2,234	2,521	2,760	2,580	2,458	2,646	2,279	1,996	2,658	29,396
Computer & Communication Exp	**5,931**	**6,151**	**6,195**	**5,905**	**6,192**	**6,431**	**6,251**	**6,129**	**6,317**	**5,950**	**5,667**	**6,329**	**73,446**
a624000 - C&P Exp - Legal Fees	330	330	330	330	330	330	330	330	330	330	330	330	3,964
a624040 - C&P Exp - Training	282	282	282	282	282	282	282	282	282	282	282	282	3,390
a624100 - C&P Exp - Allocated Training	416	416	416	416	416	416	416	416	416	416	416	416	4,995
a624120 - C&P Exp - Allocated HR	138	207	207	380	414	414	414	414	380	138	173	173	3,451
a624440 - C&P Exp - Marketing Services	192	192	192	192	192	192	192	192	192	192	192	192	2,304
a624900 - C&P Exp - Other	33	33	33	33	33	33	33	33	33	33	33	33	396
Corporate & Professional Exp	**1,392**	**1,461**	**1,461**	**1,634**	**1,668**	**1,668**	**1,668**	**1,668**	**1,634**	**1,392**	**1,427**	**1,427**	**18,500**
Administrative Expense	**10,591**	**10,649**	**10,779**	**10,662**	**10,720**	**11,171**	**11,381**	**11,036**	**11,199**	**10,447**	**10,161**	**10,823**	**129,620**
Controllable Operating Exp	**66,667**	**67,571**	**70,500**	**67,895**	**66,911**	**66,728**	**74,281**	**72,079**	**78,634**	**72,576**	**66,158**	**72,138**	**842,138**
Controllable Net Op Inc	**209,319**	**211,622**	**213,355**	**219,167**	**222,647**	**214,902**	**215,886**	**221,917**	**213,897**	**221,611**	**232,404**	**227,288**	**2,624,014**
PROP OPS EXP - TAXES & INSURANCE													
a650000 - Real Estate Taxes	23,203	23,203	23,203	23,203	23,203	23,203	23,203	23,203	23,203	23,203	23,203	23,203	278,438
a650200 - Personal Property Tax	0	0	0	0	0	0	0	0	0	2,427	0	0	2,427
Real Estate & Pers Prop Tax	**23,203**	**23,203**	**23,203**	**23,203**	**23,203**	**23,203**	**23,203**	**23,203**	**23,203**	**25,630**	**23,203**	**23,203**	**280,865**
a650920 - Licenses, Permits and Fees	0	0	260	0	0	0	0	0	0	0	0	0	260
a650930 - Sales and Use Tax	0	0	0	0	0	0	12	0	0	0	0	4	15
Other Taxes & Fees Prop	**0**	**0**	**260**	**0**	**0**	**0**	**12**	**0**	**0**	**0**	**0**	**4**	**275**
a651020 - Hazard Insurance	4,737	4,737	5,143	5,143	5,143	5,143	5,143	5,143	5,143	5,143	5,143	5,143	60,900
a651040 - General Liability Insurance	1,916	1,916	1,916	1,916	1,916	1,916	1,916	1,916	1,916	1,985	1,985	1,985	23,201
Net Hazard & GL Insurance	**6,653**	**6,653**	**7,059**	**7,059**	**7,059**	**7,059**	**7,059**	**7,059**	**7,059**	**7,128**	**7,128**	**7,128**	**84,102**
a651280 - Crime Fidelity Ins	45	45	45	45	45	45	45	45	45	45	45	45	541
a651300 - Umbrella Auto Flood & Oth Ins	207	207	207	207	207	207	207	207	207	214	214	3,602	5,890
Insurance Property	**252**	**252**	**252**	**252**	**252**	**252**	**252**	**252**	**252**	**259**	**259**	**3,647**	**6,431**
Taxes & Insurance	**30,108**	**30,108**	**30,774**	**30,514**	**30,514**	**30,514**	**30,525**	**30,514**	**30,514**	**33,017**	**30,591**	**33,982**	**371,673**
OTH NON-CONTROLLABLE OPERATING EXP													
a660000 - Management Fee Exp - Aimco	13,799	13,960	14,193	14,353	14,478	14,082	14,508	14,700	14,627	14,709	14,928	14,971	173,308
0620 - Property Mgmt Expense	**13,799**	**13,960**	**14,193**	**14,333**	**14,478**	**14,082**	**14,508**	**14,700**	**14,627**	**14,709**	**14,928**	**14,971**	**173,308**
a613905 - R&M Exp - Abate&Remediate	501	501	501	501	501	501	501	501	501	501	501	501	6,016

Page 4 of 6

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _assAPR
Run Date: January 07,2013 7:25:32

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NoDept
Property: p008680 - The Peak at Vinings Mountain
For the 12 months January - December Year Y2013

User: Dmccure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
Misc & Non-Control Rev & Exp	501	501	501	501	501	501	501	501	501	501	501	501	6,016
Property Net Operating Income	164,911	167,053	167,887	173,799	177,154	169,805	170,351	176,202	168,254	173,383	186,384	177,833	2,073,016
a662210 - Admin Exp	0	0	0	0	0	0	39	30	0	0	0	0	70
a662230 - Taxes, Fees & Licenses	0	0	552	0	310	0	0	0	0	0	0	0	862
Pship Other Expense	0	0	552	0	310	0	39	30	0	0	0	0	932
0630 - Legal Prof & Oth Pshp	0	0	552	0	310	0	39	30	0	0	0	0	932
a624160 - Other Exp - Bank Charges	278	278	278	278	278	278	278	278	278	278	278	278	3,335
0680 - Other Inc (Exp) Net	278	278	278	278	278	278	278	278	278	278	278	278	3,335
a700000 - Depr Exp - Real Property	68,393	68,393	68,393	68,280	68,280	68,393	68,294	68,266	68,234	68,204	68,201	68,103	819,422
a700100 - Depr Exp - Furniture & Fixture	134,096	129,693	127,714	114,778	97,474	86,787	68,209	45,441	30,949	22,798	19,568	18,750	896,259
a700400 - Depr Exp - Adjustments	133	251	388	519	652	786	981	1,147	1,338	1,507	1,705	1,898	11,305
Real Estate Deprec & Amort	202,621	198,337	196,495	183,577	166,406	155,966	137,474	114,854	100,521	92,509	89,474	88,751	1,726,986
a705000 - Depreciation - Non RE Assets	891	891	859	852	876	876	876	876	876	872	720	573	10,038
0695 - Deprec & Amort Non-RE	891	891	859	852	876	876	876	876	876	872	720	573	10,038
Noncontrollable Operating Exp	248,198	244,074	243,652	230,076	213,363	202,217	184,202	161,754	147,317	141,886	136,492	139,856	2,292,288
Total Operating Expense	314,865	311,646	314,152	297,970	280,274	268,345	258,483	233,833	225,951	214,462	202,650	211,194	3,134,426
OPERATING INCOME	(38,879)	(32,452)	(30,297)	(10,908)	9,283	12,686	31,684	60,163	12,686	79,724	95,912	88,231	331,726
NON-OPERATING INCOME (EXPENSES)													
a810010 - Int Exp - Secured Fixed 1st	(71,586)	(71,500)	(71,413)	(71,326)	(71,239)	(71,151)	(71,063)	(70,974)	(70,885)	(70,796)	(70,706)	(70,615)	(853,254)
0750 - Interest Exp Mortgage	(71,586)	(71,500)	(71,413)	(71,326)	(71,239)	(71,151)	(71,063)	(70,974)	(70,885)	(70,796)	(70,706)	(70,615)	(853,254)
a811000 - Deferred Loan Cost Amort	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(20,056)
0752 - DLC & Other Amort	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(1,671)	(20,056)
Int Exp - Property	(73,258)	(73,171)	(73,085)	(72,998)	(72,910)	(72,822)	(72,734)	(72,645)	(72,556)	(72,467)	(72,377)	(72,287)	(873,310)
Total Interest Expense	(73,258)	(73,171)	(73,085)	(72,998)	(72,910)	(72,822)	(72,734)	(72,645)	(72,556)	(72,467)	(72,377)	(72,287)	(873,310)
Total Non-Operating Inc(Exp)	(73,258)	(73,171)	(73,085)	(72,998)	(72,910)	(72,822)	(72,734)	(72,645)	(72,556)	(72,467)	(72,377)	(72,287)	(873,310)
Net Income (Loss)	(112,136)	(105,624)	(103,382)	(83,906)	(63,627)	(60,137)	(41,050)	(12,483)	(5,977)	7,257	23,535	15,945	(541,585)
Check Total	0	0	0	0	0	0	0	0	53,894	0	0	0	0
CHANGE IN ASSETS													
a100550 - TC Refrigerator	(166)	(120)	(166)	(211)	(166)	(75)	(256)	(256)	(271)	(241)	(211)	(181)	(2,320)
a100600 - TC Flooring Carpet	(827)	(601)	(827)	(1,052)	(827)	(376)	(1,278)	(1,278)	(1,353)	(1,203)	(1,052)	(902)	(11,576)
a100700 - TC Doors	(261)	(190)	(261)	(332)	(261)	(119)	(404)	(404)	(427)	(380)	(332)	(285)	(3,656)
a100750 - TC Light Fixtures	(79)	(57)	(79)	(100)	(79)	(36)	(122)	(122)	(129)	(115)	(100)	(86)	(1,104)
a100800 - TC - Bath Resurface	(135)	(98)	(135)	(171)	(135)	(61)	(208)	(208)	(220)	(196)	(171)	(147)	(1,885)
a100900 - TC Interior Decorations	(654)	(476)	(654)	(833)	(654)	(297)	(1,011)	(1,011)	(1,071)	(952)	(833)	(714)	(9,160)
Turn Cap	(2,122)	(1,542)	(2,122)	(2,699)	(2,122)	(964)	(3,279)	(3,279)	(3,471)	(3,087)	(2,699)	(2,315)	(29,701)
a101800 - PC Plumbing	(1,502)	(1,415)	(1,599)	(960)	(1,635)	(2,480)	(3,865)	(2,196)	(3,103)	(2,687)	(4,903)	(4,428)	(30,773)
Project Cap	(1,502)	(1,415)	(1,599)	(960)	(1,635)	(2,480)	(3,865)	(2,196)	(3,103)	(2,687)	(4,903)	(4,428)	(30,773)
a102010 - Capitalized Payroll	(4,376)	(4,150)	(4,520)	(4,209)	(4,235)	(4,599)	(4,537)	(4,455)	(4,872)	(4,347)	(4,268)	(4,846)	(53,414)
Other Capital Replacements	(4,376)	(4,150)	(4,520)	(4,209)	(4,235)	(4,599)	(4,537)	(4,455)	(4,872)	(4,347)	(4,268)	(4,846)	(53,414)
a102400 - CR Allocation Out - TC	157	110	145	178	134	58	189	180	180	152	132	112	1,727
a102410 - CR Allocation Out - PC	75	63	62	32	45	55	64	24	17	0	0	0	437
a102490 - CR Allocation Out - P/R & Oth	280	243	251	242	202	151	161	166	146	114	74	80	2,110
CR Allocation Out	512	416	458	452	381	264	414	370	343	266	206	192	4,274

Page 5 of 6

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

Report Name: P_OS_BudDet_Stmd
Application: _assAPR
Run Date: January 07,2013 7:26:32

User: DMccure

Standard Property Operating Statement Budget Detail

Scenario: Budget   Ledger: Actual Ledger
Entity: Entity   Dept: NoDept
Property: p008680 - The Peak at Vinings Mountain
For the 12 months January - December Year Y2013

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
Cap Replacements	(7,488)	(6,691)	(7,783)	(7,416)	(7,611)	(7,779)	(11,267)	(9,560)	(11,103)	(9,855)	(11,664)	(11,397)	(109,614)
a102940 - CE Flooring Wood	(6,903)	(5,020)	(6,903)	(8,786)	(6,903)	(3,138)	(10,668)	(10,668)	(11,296)	(10,041)	(8,786)	(7,531)	(96,643)
Cap Enhancements	(6,903)	(5,020)	(6,903)	(8,786)	(6,903)	(3,138)	(10,668)	(10,668)	(11,296)	(10,041)	(8,786)	(7,531)	(96,643)
a103900 - CI Allocation In - TC	(157)	(110)	(145)	(178)	(134)	(58)	(189)	(180)	(180)	(152)	(132)	(112)	(1,727)
a103910 - CI Allocation In - PC	(75)	(63)	(62)	(32)	(45)	(55)	(64)	(24)	(17)	0	0	0	(437)
a103990 - CI Allocation In - P/R & Oth	(280)	(243)	(251)	(242)	(202)	(151)	(161)	(166)	(146)	(114)	(74)	(80)	(2,110)
CI Allocation In	(512)	(416)	(458)	(452)	(381)	(264)	(414)	(370)	(343)	(266)	(206)	(192)	(4,274)
Cap Improvements	(7,415)	(5,436)	(7,361)	(9,238)	(7,284)	(3,402)	(11,082)	(11,038)	(11,639)	(10,307)	(8,992)	(7,723)	(100,917)
0100 - Real Estate	(14,903)	(12,127)	(15,144)	(16,654)	(14,895)	(11,181)	(22,350)	(20,599)	(22,742)	(20,161)	(20,656)	(19,120)	(210,531)
a109100 - Accum Depr Building Improve	68,342	68,342	68,342	68,229	68,229	68,342	68,233	68,215	68,183	68,153	68,150	68,052	818,810
a109200 - Accum Depr Fur Fix Equip	132,799	128,397	126,417	113,482	96,177	85,490	66,912	44,145	29,652	21,502	18,271	17,454	880,699
0109 - Accum Deprec & Amort	201,141	196,738	194,759	181,711	164,407	153,832	135,145	112,360	97,835	89,654	86,422	85,506	1,699,508
Real Estate, net	186,238	184,611	179,615	165,057	149,511	142,651	112,795	91,761	75,093	69,493	65,766	66,386	1,488,978
TOTAL ASSETS	186,238	184,611	179,615	165,057	149,511	142,651	112,795	91,761	75,093	69,493	65,766	66,386	1,488,978
CHANGE IN LIABILITIES													
a202010 - Mortgage Principal 1st	(18,681)	(18,767)	(18,854)	(18,941)	(19,028)	(19,116)	(19,205)	(19,293)	(19,382)	(19,472)	(19,562)	(19,652)	(229,953)
0202 - Secured Notes Payable	(18,681)	(18,767)	(18,854)	(18,941)	(19,028)	(19,116)	(19,205)	(19,293)	(19,382)	(19,472)	(19,562)	(19,652)	(229,953)
Total Liability Accts	(18,681)	(18,767)	(18,854)	(18,941)	(19,028)	(19,116)	(19,205)	(19,293)	(19,382)	(19,472)	(19,562)	(19,652)	(229,953)
CHANGE IN EQUITY													
Total Equity Accts	0	0	0	0	0	0	0	0	0	0	0	0	0
Total liabilities and equity	(18,681)	(18,767)	(18,854)	(18,941)	(19,028)	(19,116)	(19,205)	(19,293)	(19,382)	(19,472)	(19,562)	(19,652)	(229,953)
Net Cash Flow	167,557	165,844	160,761	146,116	130,483	123,535	93,591	72,468	55,711	50,021	46,204	46,734	1,259,025
Calculation of Free Cash Flow													
Reportable Net Op Inc	179,212	181,514	182,581	188,653	192,133	184,389	185,360	191,403	183,383	188,593	201,813	193,305	2,252,340
Plus monthly activity for:													
Turn Cap	(2,122)	(1,542)	(2,122)	(2,699)	(2,122)	(964)	(3,279)	(3,279)	(3,471)	(3,087)	(2,699)	(2,315)	(29,701)
Project Cap	(1,502)	(1,415)	(1,599)	(960)	(1,635)	(2,480)	(3,865)	(2,196)	(3,103)	(2,687)	(4,903)	(4,428)	(30,773)
Initial Acq & Other Capital	0	0	0	0	0	0	0	0	0	0	0	0	0
Equals Free Cash Flow	175,588	178,558	178,860	184,995	188,376	180,945	178,216	185,928	176,809	182,820	194,211	186,563	2,191,866

Page 6 of 6

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

QUALIFICATIONS OF THE APPRAISER

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

PROFESSIONAL QUALIFICATIONS

TERENCETENER, MAI, ASA

MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. Over the course of his career, Mr. Tener has appraised many prominent commercial properties, including the GM Building, 101 Park Avenue, 500 Park Avenue, 410 Park Avenue, 437 Madison Avenue, 475 Fifth Avenue, the Seagrams Building, 900 Third Avenue, Park Avenue Plaza and the Lever House. In addition, Mr. Tener has served as an expert witness in various federal and state courts including New York, New Jersey, Connecticut and Delaware. He has also valued such notable residential and mixed-use properties as CitiSpire, Metropolitan Tower and River Tower. He has been responsible for the valuation of hotels throughout the United States, including the New York Hilton, Washington Hilton, Pittsburgh Hilton, the American Stanhope and a chain of hotels located in Mexico, owned by Groupo Situr. In addition, Mr. Tener has consulted on the valuation of numerous retail properties, including the Smithaven Mall, Herald Center, Sony Entertainment Center in San Francisco and 730 North Michigan Avenue.

LICENSES	Connecticut Certified General Appraiser
Massachusetts Certified General Appraiser
Missouri Certified General Appraiser
New Hampshire Certified General Appraiser
New Jersey Certified General Appraiser
New York Certified General Appraiser
Vermont Certified General Appraiser
Wyoming Certified General Appraiser
New York Real Estate Broker

MEMBERSHIPS	Appraisal Institute—MAI Designation since 1978
American Society of Appraisers (ASA)—Senior Member and former member of the Board of Governors for the NY Chapter
MBA of New York—Board of Governors
Real Estate Board of New York—Appraisal Committee
National Association of Real Estate Fiduciaries
Long Island Board of Realtors
International Council of Shopping Centers (ICSC)
Mortgage Bankers Association of America
Young Mortgage Bankers Association
Appraisal Institute Metropolitan New York Chapter—Admissions Committee and Ethics Committee
Appraisal Journal Review Committee
New York’s East Side Association—Former director
Cardinal’s Committee of the Archdiocese of New York

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

PROFESSIONAL QUALIFICATIONS

THOMAS J. TENER

MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. He has more than 20 years of broad based experience as a real estate professional, including appraisal, physical condition assessments, environmental site assessments, construction, development, brokerage, property management and receivership. Prior to forming KTR, Mr. Tener was the Chief Operating Officer of a national full service commercial due diligence firm. Under his direction, this firm provided appraisal, environmental, engineering and construction consultation on thousands for investment grade properties annually. Mr. Tener has extensive experience in appraisal, including such unique properties as the former Shoreham Nuclear power plant, the Perimeter Center in Atlanta, GA and numerous trophy office buildings. Mr. Tener has been a guest lecturer and panel member on various appraisal and due diligence topics.

LICENSES	New York Certified General Appraiser #46000033225
New York Real Estate Broker
USCG – Third Assistant Engineer
Receiver NYS Supreme Court

MEMBERSHIPS	Appraisal Institute – Associate Member
Association of Real Estate Women
MBA of New York
National Association of Real Estate Fiduciaries
Mortgage Bankers Association of America
Young Mortgage Bankers Association
ASTM International

EDUCATION	United States Merchant Marine Academy, Kings Point, NY

• BS Marine Engineering

• BS Mechanical Engineering and Thermal Systems Design

KTR Real Estate Advisors LLC

Peak at Vinings	January 28, 2013
Atlanta, Georgia	Addenda

PROFESSIONAL QUALIFICATIONS

SHAUN KEST

APPRAISER

EXPERIENCE

Shaun Kest is an Appraiser with KTR Real Estate Advisors LLC. He has seven years of commercial appraisal experience. Mr. Kest is actively pursuing designation as a member of the Appraisal Institute.

Prior to joining the firm, Mr. Kest worked for the Chatham at North Hills where he assisted in the development of a townhouse community development and for East End Properties where he assisted in the development of a shopping center.

LICENSES	New York Certified General Appraiser #46000049297

MEMBERSHIPS	Appraisal Institute—Associate Member since 2007

EDUCATION	University of Miami, Miami, Florida—BBA (Finance)
Appraisal Institute:

• Introduction to Real Estate Appraisal (R-1)

• Basic Valuation Principles & Procedures (R-2)

• Appraisal Fair Housing (AQ-1)

• National USPAP Appraisal Course (15-Hour)

• Introduction to Income Property Valuation (G-1)

• Principles of Income Property (G-2)

• Applied Income Property Valuation (G-3)

KTR Real Estate Advisors LLC